As filed with the SEC on March 22, 2000
                           Registration No. 333-81551

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                          ----------------------------
                         Post Effective Amendment No. 2

                                    FORM SB-2
                             REGISTRATION STATEMENT
                                    UNDER THE
                             SECURITIES ACT OF 1933
                          ----------------------------

                  LEHIGH ACRES FIRST NATIONAL BANCSHARES, INC.

             (Exact name of registrant as specified in its charter)

            Florida                        6021                  65-0921046
            -------                        ----                  ----------
(State or other jurisdiction of(Primary Standard Industrial   (I.R.S. Employer
incorporation or organization)  Classification Code Number)  Identification No.)

                             1300 Homestead Road N.
                           Lehigh Acres, Florida 33936
                                 (941) 368-1190

                   (Address, including zip code, and telephone
             number, including area code, of registrant's principal
                     executive office and place of business)

                          ----------------------------
                                Brenda M. O'Neil
                             Chief Executive Officer
                             1300 Homestead Road N.
                           Lehigh Acres, Florida 33936
                                 (941) 368-1190

       (Name, address, including zip code, and telephone number, including area code, of agent for service)
                          ----------------------------

      Copies of all communications, including copies of all communications sent to agent for service, should be sent to:

                Neil E. Grayson, Esq.                 William T. McCartan
                J. Brennan Ryan, Esq.                  Bradley & Riley PC
            Jason R. Wolfersberger, Esq.            2007 First Avenue, S.E.
     Nelson Mullins Riley & Scarborough, L.L.P.     Cedar Rapids, Iowa 52402
       999 Peachtree Street, N.E., Suite 1400            (319) 363-0101
               Atlanta, Georgia 30309                 (319) 363-9824 (fax)
       (404) 817-6000 and (404) 817-6225 (fax)

     Approximate Date of Commencement of Proposed Sale to the Public: As soon as practicable after this Registration Statement becomes effective.

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. |_| ____________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. |_| ___________________

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. |_| ___________________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. |_|

                        CALCULATION OF REGISTRATION FEE
==================================================================================================
                                            Proposed Maximum   Proposed Maximum
     Title of Each Class of    Amount to be   Offering Price   Aggregate Offering    Amount of
  Securities to be Registered  Registered       Per Share           Price        Registration Fee
-------------------------------------------------------------------------------------------------
Common Stock, $.01 par value..  1,000,000        $10.00          $10,000,000         $2,780*
Warrants......................   166,666          $0.00             $0.00             $0.00
==================================================================================================

*    Previously paid

         The registrant amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

                  LEHIGH ACRES FIRST NATIONAL BANCSHARES, INC.

                         a proposed holding company for

                        Lehigh Acres First National Bank


                        1,000,000 Shares of Common Stock

                                $10.00 per share

                         -------------------------------

         We are offering shares of common stock of Lehigh Acres First National Bancshares, Inc. to fund the start-up of a proposed new community bank named Lehigh Acres First National Bank (in organization). We will be the sole owner of Lehigh Acres First National Bank, which will be headquartered in Lee County, Florida. We are currently obtaining regulatory approvals for the bank and expect to open it in the third quarter of 2000. This is our first offering of stock to the public and there is no public market for our shares.

         The shares will be sold by our organizers and by our exclusive sales agent, Berthel Fisher & Company Financial Services, Inc. We must sell a minimum of 600,000 shares and up to a maximum of 1,000,000 shares to complete the offering. The minimum purchase requirement for investors is 100 shares. Organizers will receive warrants to purchase one share of common stock at $10.00 per share for every share they purchase in the offering, up to an aggregate maximum of 20% of the common stock sold in the offering. We describe warrants in more detail in the "Management- Stock Warrants" section on page 35.

         We intend to close the offering on June 30, 2000, but we may extend the offering until August 31, 2000 at the latest. We will place all money we receive in the offering with an independent escrow agent who will hold the money until we sell at least 600,000 shares, and we receive preliminary approval from our bank regulatory agencies. If we do not succeed before the end of the offering period, we will return all funds received to the subscribers promptly, with interest.

         This table summarizes the offering and the amounts we expect to receive.

    ==========================================================================
                                            Minimum Total     Maximum Total
                                Per Share  600,000 Shares   1,000,000 Shares

    Public Offering Price.........  $10.00   $6,000,000       $10,000,000

    Sales Agency Commission.......  $  .80   $  200,000       $   240,000

    Proceeds to Lehigh Acres
    Bancshares ...................  $ 9.20   $5,800,000       $ 9,760,000
    ==========================================================================

         We will pay an $.80 per share commission on all shares sold to the public by Berthel Fisher, including any shares sold by selected dealers of Berthel Fisher, and a $.10 per share administrative fee on all other shares sold in this offering. Our organizers will not receive any fees or commission for the shares that they sell in this offering. The total sales agency commissions in the table reflect a blended rate on the assumption that we will pay the maximum sales agency commission of $.80 per share on 200,000 shares, and a $.10 administrative fee on all other shares sold.

         This is a new business. As with all new businesses, an investment will involve risks. It is not a deposit or an account and is not insured by the FDIC or any other government agency. You should not invest in this offering unless you can afford to lose your entire investment. Some of the risks of this investment are described under the heading "Risk Factors" beginning on page 6.

         Neither the SEC nor any state securities commission has approved or disapproved these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                          [INSERT BERTHEL FISHER LOGO]

                                            _________, 2000

                                     SUMMARY

         We encourage you to read the entire prospectus carefully before investing. Because this section is a summary, it may not contain all of the information about the offering that is important to you.

         We are raising capital in this offering to open Lehigh Acres First National Bank. The bank will be a new locally owned and operated community bank which will serve Lee County, Florida. The bank will initially market its services to customers in the following communities: Lehigh Acres, Alva, Buckingham, and Gateway, Florida. Our initial office will be in Lehigh Acres, Florida. We have received preliminary approvals from the Office of the Comptroller of the Currency, the FDIC, and the Federal Reserve Board to open for business. We expect to receive final regulatory approvals by the third quarter of 2000. Our principal executive offices are located at:

                           1300 Homestead Road N.
                           Lehigh Acres, Florida 33936
                           Telephone: (941) 368-1190
                           Fax: (941) 368-1191

Reasons for Starting Lehigh Acres First National Bank

         We are organizing the bank to provide customer-oriented commercial and consumer banking services to local businesses and individuals in Lee County. We will focus on offering our customers personalized service and local decision-making, and we will emphasize our local ownership and management and our strong ties to the Lee County community. Our customers will consist primarily of individuals and small- to medium-sized businesses.

Board of Directors and Management

         Lehigh Acres Bancshares' organizers who will also serve as our initial board of directors include:

   o Robert C. Bagans    o  James D. Hull                  o  Miki J. Regas
   o Calvin H. Beals     o  Lawrence J. Murphey, D.V.M.    o  Patricia A. Regas
   o Paul F. Dinger      o  Brenda M. O'Neil               o  Kenneth C. Wolfe

         Brenda M. O'Neil will be our president and CEO. She is a seasoned banker with over 28 years of experience in operations, strategic planning, marketing, and lending. Ms. O'Neil has served in various executive capacities, including chief financial officer, senior vice president, and an executive officer of several banks throughout southwest Florida.

Total Funds to be Raised in the Offering

         The banking regulators have required us to have at least $5,000,000 in capital to open the bank. Therefore, we plan to sell a minimum of 600,000 shares and a maximum of 1,000,000 shares in the offering, all at $10.00 per share. We anticipate our organizers and directors will purchase at least 115,000 shares in the offering, for an investment of at least $1,150,000. We hope to raise the rest of these funds primarily from individuals and businesses in Lee County who share our desire to support a new local community bank in the area.

The Offering

         We will use the first $5,000,000 we raise in this offering to capitalize Lehigh Acres Bank. We will use the remaining proceeds to pay expenses and provide working capital. Lehigh Acres Bank will use some of the funds it receives from our investment to pay expenses, for leasehold improvements, to build and furnish its offices, and to provide working capital to operate the bank. See "Use of Proceeds" on page 13.

Funds Received Will be Placed in Escrow

         Because we cannot open the bank without final regulatory approvals, we will place all the proceeds raised in this offering with The Bankers Bank acting as an independent escrow agent. The escrow agent will hold these funds until we raise at least $6,000,000 and obtain preliminary regulatory approvals to open the bank. Our current and former organizers have, and will, loan us money to fund our organizational efforts and to satisfy the amount outstanding under the $250,000 line of credit with The Independent Bankers Bank of Florida. We are asking these current and former organizers to cancel this indebtedness in exchange for subscriptions to purchase common stock at $10.00 per share in this offering. To the extent that they agree, these amounts will be aggregated with the funds raised from other subscribers in the offering to reach the $6,000,000 minimum required to break escrow. In March 1999, we received the preliminary approval of the Office of the Comptroller of the Currency to open the bank, in April 1999, the FDIC preliminarily approved our application for deposit insurance, and in August 1999, the Federal Reserve approved our application to own the bank. Therefore, the only remaining condition that we must satisfy prior to releasing the funds from escrow is raising at least $6,000,000. We currently intend to close the offering on June 30, 2000, but may extend the date of the offering up to August 31, 2000. Our preliminary approval from the Office of the Comptroller of the Currency expires on June 30, 2000, and we are not likely to get an extension on this date. If we fail to meet these conditions, we will refund your subscription in full, with interest.

Shares will be Sold by Organizers and a Sales Agent

         Our organizers and Berthel Fisher will sell shares in the offering. We will not pay the organizers any fees or commissions for their efforts. We have agreed to pay (i) an 8% commission on all shares sold by Berthel Fisher, including any shares sold by its selected dealers, and (ii) a $.10 per share administrative fee on all other shares sold in the offering. Based on the assumption that Berthel Fisher will sell a maximum of 200,000 shares to the public, this will result in fees and commissions of approximately $200,000 on the minimum of 600,000 shares and $240,000 on the maximum of 1,000,000 shares. To date, we have paid Berthel Fisher $49,617 for marketing expenditures and reimbursement of out-of-pocket expenses. We will not reimburse Berthel Fisher for any additional out-of-pocket expenses unless we approve them.

Changes to Management

         We originally commenced our offering on September 14, 1999. We suspended our offering in January 2000 because the sales effort was not progressing as well as originally planned. We believe that the primary factors contributing to this initial lack of success included a lack of experience within the organizing group in the processes necessary in establishing a de novo community bank, an inadequate effort on the part of the organizers to market the stock to the community and their contacts, which is critical in a de novo community bank stock offering, and the negative perception created in the market as a result of the small number of shares proposed to be purchased by some of our organizers. To remedy these deficiencies, we hired a new chief executive officer with strong ties to southwest Florida and experience in de novo bank operations, renewed our commitment to market our stock to the community, and asked our organizers to strengthen their commitment to the organizational effort. Specifically, we asked our organizers to: (a) increase their respective stock purchases in the offering; (b) increase the amount of funds they are contributing to the organizational effort through the extended offering date; and (c) commit to actively promote the sale of stock to the community and their contacts. Organizers who would not, or could not, commit to these initiatives resigned from our board of directors.

         In February 2000, Brenda M. O'Neil replaced Lloyd J. Weber as our president and chief executive officer. Ms. O'Neil also replaced Mr. Weber as an organizer and member of our board of directors. In February 2000, Benjamin R. Bell, Craig A. Dearden, Teresa Goodlad, Vikas K. Jain, E. Byron Richardson, and Kenneth K. Thompson resigned as organizers and from our board of directors. The former organizers own in the aggregate 6,000 shares of our common stock, which they purchased at $10.00 per share prior to the offering to fund our initial operations. We are obligated to repurchase these shares for $10.00 per share upon completion of the offering if requested by these former organizers. These individuals also contributed an additional $89,064 to our organizational effort in the form of noninterest-bearing cash advances. We are asking our former organizers to cancel this indebtedness in exchange for subscriptions to purchase common stock at $10.00 per share in the offering. For each former organizer who invests in the offering by canceling this indebtedness, if the offering is successful we will pay interest on the amount of such indebtedness at a rate of 10% per annum from March 1, 2000 through the close of the offering. We will also pay this interest on the cash advances we receive from our current organizers.

         We are also in the process of adding bank founders to facilitate our organizational efforts. Subject to approval from our regulatory authorities, these founders will become organizers and directors, subject to the same rights and obligations as the current organizers discussed in this prospectus.

Going Concern Opinion

         Pursuant to an Independent Auditor's Report from Francis & Co., CPA dated March 3, 2000, we received the opinion that there exists substantial doubt about our ability to continue as a going concern. We intend to close the offering on June 30, 2000, and we will place all money we receive in this offering with an independent escrow agent who will hold the money until we raise at least $6,000,000. If we fail to meet this condition, we will cancel all subscription agreements and return all proceeds, with actual interest earned, to the subscribers. If we satisfy the conditions required to break escrow, we will capitalize the bank with at least $5,000,000 prior to the commencement of banking operations and therefore we will have adequate funds to continue as a going concern.

We Do Not Plan to Pay Dividends

         Because we are a new business, we will not pay dividends in the foreseeable future. We intend to use all available earnings to fund the continued operation and growth of the business and the bank.

Location of Office

         Our main office will be located at 1300 Homestead Road N., in the Homestead Road Shopping Center in the central business district of Lehigh Acres, Florida. We currently lease this property at a monthly rate of $6,486. We plan to open the bank in the third quarter of 2000. See "Offices and Facilities" on page 17.

                                  RISK FACTORS

         The following is a summary of some of the risks which we will encounter in starting and operating the new bank. There may be other risks that we are not aware of and have not listed. Please read the entire prospectus for a more thorough discussion of the risks of an investment in our common stock.

We are a new business and cannot be sure whether we will be successful.

         Neither Lehigh Acres Bancshares nor Lehigh Acres Bank has any operating history. The operations of new businesses are always risky. Because Lehigh Acres Bank has not yet opened, we do not have historical financial data and similar information which would be available for a financial institution that has been operating for several years.

We expect to incur losses for at least two years and there is a risk we may never become profitable.

         In order for us to become profitable, we will need to attract a large number of customers to deposit and borrow money. This will take time. We expect to incur large initial expenses and may not be profitable for several years. Although we expect to become profitable in our second year, there is a risk that we may never become profitable and that you will lose part or all of your investment.

We cannot open the bank for business until we receive regulatory approvals, which are at the discretion of our regulatory agencies.

         We cannot begin operations until we receive all required regulatory approvals. We will not receive these approvals until we satisfy certain requirements for new banks imposed by state and federal regulatory agencies. We believe that one requirement will be that we have at least $5 million to capitalize the bank. We have already received preliminary approval from the Office of the Comptroller of the Currency, the FDIC, and the Federal Reserve, subject to the requirement that we capitalize the bank with at least $5 million. Our preliminary approval from the Office of the Comptroller of the Currency expires on June 30, 2000, and we are not likely to obtain an extension of this date.

We will depend heavily on Ms. Brenda O'Neil and our business would suffer if something were to happen to her or if she were to leave.

         Brenda O'Neil will be our president and chief executive officer. Ms. O'Neil will provide valuable services to us, and she would be difficult to replace. If she were to leave, our business would suffer. We will carry key man life insurance on Ms. O'Neil, payable to the bank, in the amount of $500,000.

The offering price of $10.00 was determined arbitrarily and may not reflect the value of the shares.

         Because we do not have any history of operations, we determined the offering price arbitrarily. The offering price is essentially the book value of the shares prior to deduction for expenses of the offering and the organization of the bank. The offering price may not be indicative of the present or future value of the common stock. As a result, the market price of the stock after the offering may be more susceptible to fluctuations than it otherwise might be. The market price will be affected by our operating results, which could fluctuate greatly. These fluctuations could result from expenses of operating and expanding Lehigh Acres First National Bank, trends in the banking industry, economic conditions in our market area, and other factors which are beyond our control.

We will not have a large number of shareholders or a large number of shares available after the offering, which may limit your ability to sell or trade the shares after the offering.

         Prior to this offering, there has been no public trading market for our shares. After the offering, we will encourage broker-dealers to match buy and sell orders, or "make a market," for our common stock on the Over-the-Counter Bulletin Board. However, we do not currently have any broker-dealers that are willing to make a market in our common stock, and there is a risk that none will ever do so. Even if a market is made for our common stock, the trading markets for securities quoted on the OTC Bulletin Board typically lack the depth, liquidity, and orderliness necessary to maintain a liquid market. A public market having depth and liquidity depends on having enough buyers and sellers at any given time. Because this a relatively small offering, we do not expect to have enough shareholders or outstanding shares to support an active trading market, and we do not expect a liquid market for our common stock to develop for several years, if at all. Accordingly, investors should consider the potential illiquid and long-term nature of an investment in our common stock.

We will face strong competition for customers from larger and more established banks which could prevent us from obtaining customers and may cause us to have to pay higher interest rates to attract customers.

         We will encounter strong competition from existing banks and other types of financial institutions operating in the Lee County area and elsewhere. Some of these competitors have been in business for a long time and have already established their customer base and name recognition. Most are larger than we will be and have greater financial and personal resources than we will have. Some are affiliated with large super-regional and regional banks like Bank of America, First Union, and SouthTrust, and offer services, such as extensive and established branch networks and trust services that we either do not expect to provide or will not provide for some time. Due to this competition, we may have to pay higher rates of interest to attract deposits. In addition, competitors that are not depository institutions are generally not subject to the extensive regulations that will apply to our bank. See "Proposed Business - Competition" and "Supervision and Regulation" starting on pages 24 and 25 respectively.

We may not be able to compete with our larger competitors for larger customers because our lending limits will be lower than theirs.

         We will be limited in the amount we can loan a single borrower by the amount of Lehigh Acres Bank's capital. The legal lending limit is 15% of the bank's capital and surplus. We expect that our initial legal lending limit will be approximately $690,000 immediately following the offering, but we intend to impose an internal limit on the bank of 80% of this amount, or approximately $550,000. Until the bank is profitable, we will lose money, which will decrease our capital and therefore our lending limit. Our lending limit will be significantly less than the limit for most of our competitors and may affect our ability to seek relationships with larger businesses in our market area. We intend to accommodate larger loans by selling participations in those loans to other financial institutions.

We have implemented anti-takeover devices which could prevent another company from purchasing us, even though such a purchase may increase share value.

         In many cases, shareholders receive a premium for their shares when a company is purchased by another. However, state and federal law and our articles of incorporation and bylaws make it difficult for anyone to purchase Lehigh Acres Bancshares without approval of our board of directors. For a discussion of some of these provisions, please see "Description of Capital Stock - Anti-takeover Effects" on page 37.

We are authorized to issue preferred stock which, if issued, may adversely affect your voting rights and reduce the market price of the common stock.

         We are authorized by our articles of incorporation to issue shares of preferred stock without the consent of the shareholders. Preferred stock, when issued, may rank senior to common stock with respect to voting rights, the payment of dividends, and amounts received by shareholders upon liquidation, dissolution, or winding up. The existence of rights which are senior to common stock may reduce the price of our shares. We do not have any plans to issue any shares of preferred stock at this time.

The exercise of warrants and stock options will cause stock dilution and may adversely affect the value of our common stock.

         The organizers may exercise warrants and options to purchase common stock, which would result in the dilution of your proportionate interests in Lehigh Acres Bancshares. Upon completion of the offering, we will issue to the organizers warrants to purchase one share of common stock at $10.00 per share for every share they purchase in the offering up to an aggregate maximum of 20% of the common stock sold in the offering. If the organizers purchase 115,000 shares in the offering, we will issue warrants to purchase an additional 115,000 shares of common stock to them. In addition, after the offering, we expect to adopt a stock option plan which will permit us to grant options to our officers, directors, and employees. We anticipate that we will initially authorize the issuance of a number of shares under the stock option plan equal to 15% of the shares outstanding after the offering. We do not intend to issue stock options at less than the fair market value of the common stock on the date of grant.

We may not allocate all of the net proceeds in the most profitable manner.

         After capitalizing the bank with $5,000,000, we will have broad discretion in allocating the remaining proceeds. If we complete the maximum offering, these remaining proceeds will be approximately $4,500,000, or 45% of the proceeds of the offering. Initially we plan to invest these proceeds in United States government securities or deposit them with the bank, and in the long term we intend use them for general corporate purposes. We cannot predict the extent to which we will allocate these funds to income-generating assets, capital assets, or liquidity. Although we intend to utilize these funds to serve Lehigh Acres Bancshares' best interest, we cannot assure you that our allocation will ultimately reflect the most profitable application of these proceeds.

Our computer systems, and those of others on whom we will rely, may not operate properly on Year 2000-sensitive dates.

         Like many financial institutions, we will rely upon computers for conducting our business and for information systems processing. While we have not experienced any material computer malfunctions to date, there remains a risk that our computers will be unable to read or interpret data on Year 2000-sensitive dates, including October 10, 2000. Bank regulatory guidelines require compliance with Year 2000 issues. In accordance with these guidelines, we have developed and executed a plan to ensure that our computer and telecommunication systems do not have these Year 2000 problems. We generally will rely on software and hardware developed by independent third parties for our information systems. We believe that our internal systems and software, including our network connections, are programmed to comply with Year 2000 requirements, although there is a risk they may not be. Based on information currently available, we believe that we will not incur significant expenses in connection with the Year 2000 issue.

         The Year 2000 issue may also negatively affect the business of our customers. We will include Year 2000 readiness in our lending criteria to minimize risk. However, this will not eliminate the issue, and any financial difficulties that our customers experience caused by Year 2000 issues could impair their ability to repay loans to us. For more information on Year 2000 issues, please refer to "Plan of Operation - Year 2000" on page 17.

                           FORWARD LOOKING STATEMENTS

         This prospectus contains certain "forward-looking statements" concerning Lehigh Acres Bancshares and Lehigh Acres Bank and their operations, performance, financial conditions, and likelihood of success. These statements are based on many assumptions and estimates. Our actual results will depend on many factors about which we are unsure, including those discussed above. Many of these risks and factors are beyond our control. The words "may," "would," "could," "will," "expect," "anticipate," "believe," "intend," "plan," and "estimate," as well as similar expressions, are meant to identify such forward-looking statements. Potential risks and uncertainties include, but are not limited to:

o significant increases in competitive pressure in the banking and financial services industries;

o changes in the interest rate environment which could reduce anticipated or actual margins;

o changes in political conditions or the legislative or regulatory environment;

o general economic conditions, either nationally or regionally and especially in southwest Florida, becoming less favorable than expected resulting in, among other things, a deterioration in credit quality;

o   changes occurring in business conditions and inflation;

o   changes in technology;

o   changes in monetary and tax policies;

o   changes in the securities markets; and

o other risks and uncertainties detailed from time to time in the filings of Lehigh Acres Bancshares with the Securities and Exchange Commission.

The most significant of these risks, uncertainties, and other factors are discussed under the heading "Risk Factors," beginning on page 6 of this prospectus, and prospective investors are urged to carefully consider such factors.

                                  THE OFFERING

General

         We are offering a minimum of 600,000 shares and a maximum of 1,000,000 shares of our common stock at a price of $10.00 per share to raise between $6,000,000 and $10,000,000. We intend to impose a minimum purchase requirement for any investor of 100 shares and the maximum purchase of 5% of the offering, although we reserve the right to accept subscriptions for more or less.

         The organizers and directors intend to purchase 115,000 shares in the offering, for a total investment of $1,150,000. As a result, they will own approximately 19.2% of the common stock outstanding upon completion of the offering if we sell the minimum number of 600,000 shares, and 11.5% of the common stock outstanding upon completion of the offering if we sell the maximum number of 1,000,000 shares. Additionally, each of the organizers will receive a warrant to purchase one additional share of common stock at $10.00 per share for each share purchased in the offering, up to an aggregate maximum of 20% of the common stock sold in the offering, exercisable for ten years after the completion of the offering. If each organizer exercises his warrant in full, the organizers' ownership of Lehigh Acres Bancshares will increase to 32.2% based on the minimum offering and 20.0% based on the maximum offering. Although they have not promised to do so, the organizers may purchase additional shares in the offering, including up to 100% of the minimum offering. All shares purchased by the organizers will be for investment and not intended for resale. Because purchases by the organizers may be substantial, you should not assume that the sale of a specified minimum offering amount indicates the merits of this offering.

         We must receive your subscription for shares before midnight, Eastern Standard Time, on June 30, 2000, unless all of the shares are sold earlier or the offering is terminated or extended. We reserve the right to terminate the offering at any time or to extend the expiration date up to August 31, 2000. Extension of the expiration date might cause an increase in our expenses. We do not have to give you any prior written notice of an extension. If we extend the offering, subscriptions we have already accepted will still be binding. We do, however, intend to communicate quarterly with all subscribers and inform you of any extensions of the offering.

         Accepted subscriptions will be binding and may not be revoked except with our consent. We reserve the right to cancel or reject any or all of any subscription before or after acceptance until the proceeds of this offering are released from escrow. We may also allocate shares among subscribers if the offering is oversubscribed; however, we believe that we will not have to adjust subscribers for the minimum number of shares. In deciding which subscriptions to accept, we may take into account any factors, including:

o  the order in which subscriptions are received,
o a subscriber's potential to do business with or to direct customers to the bank, and
o  our desire to have a broad distribution of stock ownership.

If we reject any subscription, or accept a subscription but subsequently elect to cancel all or part of such subscription, we will refund the amount remitted for shares for which a subscription is rejected or canceled. We will issue certificates for shares which have been subscribed and paid for promptly after we receive the funds out of escrow.

Conditions to the Offering and Release of Funds

         We will place all subscription proceeds with an independent escrow agent. The escrow agent will hold these funds, and no shares will be issued, until:

o We have accepted subscriptions and payment in full for a minimum of 600,000 shares at $10.00 per share;

o We have obtained preliminary approval from the Federal Reserve to acquire the stock of the bank, which we have already obtained;

o We have obtained preliminary approval from the Office of the Comptroller of the Currency to grant us a national bank charter, which we have already obtained; and

o We have received preliminary approval of the bank's application for deposit insurance from the FDIC, which we have already obtained.

If we terminate the offering without accepting subscriptions or if the offering period expires before these conditions are satisfied, then:

o We will cancel all subscription agreements and subscribers in the offering will not become shareholders;

o The funds held in the escrow account will not be subject to the claims of any of our creditors or available to defray the expenses of this offering; and

o We will return the full amount of all subscription funds promptly to subscribers, with interest.

         The escrow agent has not investigated the desirability, advisability, or merits of a purchase of the shares. The escrow agent will invest escrowed funds in interest-bearing savings accounts, short-term United States Treasury securities, FDIC-insured bank deposits, or such other investments as we agree on with the escrow agent. We do not intend to invest the subscription proceeds held in escrow in instruments that would mature after the expiration date of the offering.

         If the conditions for releasing subscription funds from escrow are met and the funds are released but we do not receive final regulatory approval to operate the bank, or if the bank does not open for any other reason, our board of directors intends to propose that the shareholders approve a plan to liquidate Lehigh Acres Bancshares. If this plan is adopted, we would be dissolved and our net assets, consisting primarily of the funds received in this offering less the costs and expenses we have incurred, would be distributed to our shareholders.

Plan of Distribution

         We have entered into an agreement with Berthel Fisher to sell shares of our common stock. We have agreed to pay (i) an 8% commission on all shares sold by Berthel Fisher, including any shares sold by its selected dealers, and (ii) a $.10 per share administrative fee on all other shares sold in the offering. To date, we have paid Berthel Fisher $49,617 for marketing expenditures and reimbursement of out-of-pocket expenses. We will not reimburse Berthel Fisher for any additional out-of-pocket expenses unless we approve them.

         The sales agency agreement provides for reciprocal indemnification between Lehigh Acres Bancshares and the sales agent against certain liabilities in connection with this offering, including liabilities under the Securities Act of 1933. The SEC has advised us that it believes such indemnification is against public policy as expressed by the Securities Act of 1933 and is, therefore, unenforceable.

         Prior to this offering there has been no public market for our shares. We established the initial offering price of the shares based upon our assessment of the capital needs of Lehigh Acres Bancshares and the commercial potential of the services to be offered by Lehigh Acres Bank. We have discussed the establishment and maintenance of a market for the shares after the offering with the sales agent. Based upon the discussions, we expect that a secondary market may eventually develop for the shares, although we cannot be sure. In general, if a secondary market develops, the shares other than those held by affiliates will be freely transferable in the secondary market. See "Description of the Capital Stock of Lehigh Acres Bancshares - Shares Eligible for Future Sale" on page 38. Once a secondary market is established, the market makers may or may not continue to maintain the secondary market, based on factors such as the degree to which the secondary market is active.

How to Subscribe

         If you desire to purchase shares of the common stock of Lehigh Acres Bancshares, you should:

         1. Complete, date, and execute the subscription agreement which you received with this prospectus;

         2. Make a check, bank draft, or money order payable to "The Bankers Bank, Escrow Account for Lehigh Acres First National Bancshares, Inc.," in the amount of $10.00 times the number of shares you wish to purchase; and

         3. Deliver the completed subscription agreement and check to Lehigh Acres First National Bancshares, Inc. or the sales agent at the following address:

            Brenda M. O'Neil                              Diane Anderson
            Lehigh Acres First National Bancshares, Inc.  Berthel Fisher & Company Financial
            1300 Homestead Road N.                        Services, Inc., Corporate Office
            Lehigh Acres, Florida 33936                   701 Tama Street Bldg. B
                                                          Post Office Box 609
                                                          Marion, Iowa 52302-0609

         If you have any questions about the offering or how to subscribe, please call Ms. Brenda O'Neil at (941) 368-1190 (or any of the other organizers) or Mr. Tim Moody at 1-800-361-3995. If you subscribe, you should retain a copy of the completed subscription agreement for your records. You must pay the subscription price at the time you deliver the subscription agreement.

                                 USE OF PROCEEDS

         Below, we describe how we intend to use the funds received in this offering based on our plans and estimates of our start-up expenses. Our actual expenses may be different. Although we believe that the minimum proceeds of $6,000,000 from the offering will satisfy our cash requirements for our first twelve months of operation, we cannot be sure. Because we are a new enterprise, we cannot predict the bank's ability to generate revenue to cover its expenses, and therefore we cannot predict how we will actually use the proceeds. To date, our expenses have been funded by (i) an $180,000 initial investment from our current and former organizers, for which they received 18,000 shares of our common stock; (ii) a $250,000 line of credit with The Independent Bankers' Bank of Florida, which our current and former organizers intend to satisfy prior to the completion of the offering; and (iii) an additional $35,500 that our organizers have loaned to us to fund our organizational efforts.

         We are asking our current and former organizers to convert the $35,500, plus any additional amounts they loan to us during the course of the offering, and the $249,192 that they will pay to satisfy the line of credit, into common stock at $10.00 per share. To the extent that they agree, these amounts will be aggregated with the funds raised from other subscribers in the offering to reach the $6,000,000 minimum required to break escrow. Upon completion of the offering, we are obligated to redeem the 6,000 shares issued to our former organizers for their initial investment at $10.00 per share, if requested by these organizers.

         The following table shows the expected proceeds from the offering. The total sales agency commissions payable in the event of a minimum offering and a maximum offering assume that we will pay the maximum sales agency commission of $.80 per share on 200,000 shares, and a $.10 administrative fee on all other shares sold. All shares, including those to our organizers, will be at the offering price of $10.00 per share. If Berthel Fisher sells more than 200,000 shares, the sales agency commissions could be higher. Based on our assumptions, the gross proceeds, expenses, and net proceeds from the minimum and maximum offering would be as follows:

                                            Minimum Total      Maximum Total
                               Per Share    600,000 Shares    1,000,000 Shares
                               ---------    --------------    ----------------

   Public Offering Price.....    $10.00     $ 6,000,000      $10,000,000

   Sales Agency Commission....   $.(.80)    $  (200,000)     $  (240,000)
                                 ------     -----------      -----------
   Proceeds to Lehigh Acres
   Bancshares................      9.20     $ 5,800,000      $ 9,760,000
                                 ======     ===========      ===========

Use of Proceeds By Lehigh Acres First National Bancshares

         The following table shows our anticipated use of the proceeds by Lehigh Acres Bancshares of the offering based on the sale of the minimum number and maximum number of shares. The gross proceeds shown in the table include $1,150,000 we expect to receive from our organizers. As shown, a minimum of $5,000,000 will be invested in Lehigh Acres Bank. After we make this capital investment and we pay all of the costs of organizing the bank, we will retain 100% of the excess in Lehigh Acres Bancshares. We will initially invest these proceeds in United States government securities or deposit them with Lehigh Acres Bank. In the long-term, we will use these funds for the operational expenses of Lehigh Acres Bancshares and Lehigh Acres Bank and for other general corporate purposes, including the provision of additional capital to the bank, if necessary. We may also use these proceeds to expand, for example by opening additional branches or acquiring other financial institutions. We do not currently have any definitive plans for expansion. We have established a line of credit in the amount of $250,000 at the prime rate minus 1% with the Independent Bankers' Bank of Florida to pay for organizational expenses, which our current and former organizers intend to satisfy prior to the completion of the offering.

                                                                  Minimum              Maximum
                                                                 Offering             Offering
                                                              600,000 shares      1,000,000 shares
                                                              --------------      ----------------

Gross proceeds from offering..................................  $   6,000,000       $  10,000,000

Sales Agency Commission.......................................  $    (200,000)      $    (240,000)

Offering and organizing expenses of Lehigh Acres Bancshares...  $    (230,000)      $    (260,000)

Investment in capital stock of the bank.......................  $  (5,000,000)      $  (5,000,000)
                                                                -------------       -------------

Remaining proceeds............................................  $     570,000       $   4,500,000
                                                                =============       =============

Use of Proceeds by Lehigh Acres First National Bank

         The following table shows the anticipated use of the proceeds by Lehigh Acres Bank. All proceeds received by the bank will be in the form of an investment in the bank's capital stock by Lehigh Acres Bancshares as described above. We have entered into a long-term lease for our offices with an option to extend. The table below reflects our rent obligation for this facility for our initial 12 months of operation of $7,252 per month from September 2000 through August 2001. We expect our main office to be completed by September 2000. Furniture, fixtures, and equipment will be capitalized and amortized over the life of the lease or over the estimated useful life of the asset. The remaining proceeds will be used to fund loans or invested in investment grade bonds and government securities, but we have not determined specifically how we will allocate or invest these funds. These numbers are estimates only. We cannot assure you that we will open on time or ever. If the opening of the bank is delayed, our expenses will be substantially higher.

                                                                     Minimum               Maximum
                                                                     Offering             Offering
                                                                  600,000 shares      1,000,000 shares
                                                                  --------------      ----------------

Investment by Lehigh Acres Bancshares in the bank's
   capital stock........................................           $   5,000,000     $    5,000,000

Organizational and pre-opening expenses of the bank.....           $    (440,000)    $     (440,000)

Furniture, fixtures and equipment.......................           $    (250,000)    $     (250,000)

Lease of permanent facility.............................           $     (87,024)    $      (87,024)

Construction of leasehold improvements..................           $    (150,000)    $     (150,000)

Other operational losses in first year.................            $    (230,000)    $     (230,000)
                                                                   -------------     --------------

Remaining proceeds......................................           $   3,842,976     $    3,842,976
                                                                   =============     ==============

                                 CAPITALIZATION

         The following table shows Lehigh Acres Bancshares' capitalization as of December 31, 1999 and the pro forma consolidated capitalization of Lehigh Acres Bancshares and the bank as adjusted to give effect to the sale of the minimum and maximum number of shares. All numbers on the "As Adjusted" columns reflect the proposed initial investment by the organizers and directors of $1,150,000. The additional paid in capital section shows capital to be received in the offering for the minimum and maximum offerings, less the sales agent commissions and expenses of the offering which are charged against this account. The "As Adjusted" columns also reflect the estimated cost of organizing Lehigh Acres Bancshares and organizing and preparing to open Lehigh Acres Bank through the expected opening date, which should be in the third quarter of 2000. See "Use of Proceeds" above.

         Please note that you will probably experience additional dilution due to operating losses expected during the initial years of the our operations.

                                                                                  As Adjusted       As Adjusted
                                                                                      For               For
                                                             December 31, 1999   Minimum Offering   Maximum Offering
                                                             -----------------   ----------------   ----------------
Shareholders Equity:

Common stock, par value $.01 per share; 10,000,000 shares
 authorized; 18,000 shares issued and outstanding;
 600,000 shares issued and outstanding as adjusted
 (minimum offering); 1,000,000 shares issued and
 outstanding as adjusted (maximum offering)............       $        180      $      6,000     $      10,000

Preferred stock, par value $.01 per share; 10,000,000
shares authorized; no shares issued and outstanding....                  0                 0                 0

Additional paid-in capital.............................       $    179,820      $  5,604,000     $   9,560,000

Deficit accumulated during the pre-opening stage.......       $   (369,879)     $   (480,000)    $    (510,000)
                                                              ------------      ------------     -------------
Total shareholders' equity (deficit)...................       $   (189,879)     $  5,130,000     $   9,060,000
                                                              ============      ============     =============
Book value per share...................................       $     (10.55)     $       8.55     $        9.06
                                                              ============      ============     =============


                                 DIVIDEND POLICY

         We expect to initially retain all earnings to operate and expand the business. It is unlikely that we will pay any cash dividends in the near future. Our ability to pay any cash dividends will depend primarily on Lehigh Acres Bank's ability to pay dividends to Lehigh Acres Bancshares, which depends on the profitability of the bank. In order to pay dividends, the bank must comply with the requirements of all applicable laws and regulations. See "Supervision and Regulation - The Bank - Dividends" on page 28 and "Supervision and Regulation - The Bank - Capital Regulations" on page 29. In addition to the availability of funds from the bank, our dividend policy is subject to the discretion of our board of directors and will depend upon a number of factors, including future earnings, financial condition, cash needs, and general business conditions.

                                PLAN OF OPERATION

General

         Lehigh Acres Bancshares was formed to organize and own all of the capital stock of Lehigh Acres Bank. The organizers filed an application with the Office of the Comptroller of the Currency on June 26, 1998 to charter the bank as a national bank, and it was preliminarily approved on March 30, 1999. We obtained the preliminary approval of the FDIC to receive federal deposit insurance on April 2, 1999 and approval from the Federal Reserve to become a bank holding company on August 13, 1999. Whether the charter is issued and deposit insurance is obtained will depend upon compliance with legal requirements imposed by the Office of the Comptroller of the Currency, FDIC, and Federal Reserve, which includes capitalization of the bank with at least $5,000,000. We expect to receive all regulatory approvals as soon as we raise at least $6,000,000 in this offering.

Expenses

         As of December 31, 1999, Lehigh Acres Bancshares had total assets of $167,966, consisting of cash of $1,045, deferred registration costs of $147,276, furniture and equipment of $3,746, and other assets totaling $15,899. Lehigh Acres Bancshares incurred a net loss of $369,879 for the period from its inception on April 14, 1998 through December 31, 1999.

         On completion of the offering and opening of the bank, we expect we will have incurred the following expenses:

o $240,000 in commissions to the sales agent in the event of a maximum offering, which will be deducted from the proceeds of the offering.
o $260,000 in expenses of organizing Lehigh Acres Bancshares in the event of a maximum offering, which will be charged against the income of Lehigh Acres Bancshares.
o        $440,000 in expenses to organize and prepare to open Lehigh
         Acres Bank, consisting principally of salaries, overhead and other operating costs, will be charged against the income of Lehigh Acres Bank.
o        $150,000 for the construction of leasehold improvements.
o        $250,000 for furniture, fixtures, and equipment.

Offices and Facilities

         The bank's permanent office will be located in a facility at the intersection of Homestead Road and Plaza Drive in the Homestead Road Shopping Center in the heart of Lehigh Acres' business district. We have leased a 4,700 square foot permanent facility with three drive-through service lanes at this location at an initial rate of $6,486 per month. The term of the lease is 16 years, with an option to renew the lease for another 10 years. We also intend to construct leasehold improvements to this facility prior opening the bank at a projected cost of $150,000. We will purchase furniture, fixtures, and equipment for the bank at a projected cost of $250,000. We believe that this facility will adequately serve the bank's needs for its first several years of operation.

Year 2000 Issues

         Like many financial institutions, we will rely on computers to conduct our business and information systems processing. Industry experts were concerned that on January 1, 2000, some computers would not be able to interpret the new year properly, causing computer malfunctions. Although this did not happen, some experts remain concerned that computer malfunctions may occur on other key dates during 2000, such as October 10, 2000.

         In accordance with bank regulatory guidelines, we developed and executed a plan to ensure that our computer and telecommunication systems do not have these Year 2000 problems. We will rely on third party vendors to supply our computer and telecommunication systems and other office equipment, and to process our data and account information. Because we began most of our organizational efforts only last year, we have the ability to choose vendors which we believe to be ready for the Year 2000.
Our Year 2000 plan extends to all of our vendors, including our vendors for core data processing system, ATM hardware, account origination software, telephone systems, and suppliers of office equipment, such as copy and fax machines. Under our plan, we will review the test results, assurances, and warranties of all of these vendors, and we believe that all these systems are Year 2000 compliant. Our technology and processing vendors work with many other financial institutions, all of which, like us, are required by their bank regulators to be Year 2000 compliant. Because our systems are substantially similar to those used in many other banks, we believe that the scrutiny imposed by our regulatory and the banking industry in general have significantly reduced the Year 2000 related risks we might otherwise have faced.

         Our agreements with each of our primary vendors will include contractual assurances and warranties regarding Year 2000 compliance. Some of these warranties will be limited by disclaimers of liability which specifically exclude special, incidental, indirect, and consequential damages. These limitations could limit our ability to obtain recourse against a vendor who is not Year 2000 compliant by excluding damages for things such as lost profits and customer lawsuits.

         We have also evaluated our worst case scenario and developed contingency plans in case Year 2000 issues do arise. In the worst case, our systems would be down for a period of time and we would be required to complete all transactions and keep all records manually. We will have all required forms and procedures in place for manual processing, and believe we can do this for at least a week without serious disruption of our business. We do not believe we will encounter any issues that cannot be resolved within this period. Any affected systems which cannot be fixed will be replaced with alternatives, although this is unlikely to be necessary.

         The Year 2000 issue may also negatively affect the business of our customers. We will include Year 2000 readiness in our lending criteria to minimize risk. However, this will not eliminate the issue, and any financial difficulties our customers' experience caused by Year 2000 issues could impair their ability to repay loans to the bank.

                                PROPOSED BUSINESS

General

         We incorporated Lehigh Acres Bancshares as a Florida corporation on May 19, 1999 primarily to function as a holding company to own and control all of the capital stock of Lehigh Acres Bank. We initially will engage in no business other than owning and managing the bank.

         We have chosen this holding company structure because we believe it will provide flexibility that would not otherwise be available. Subject to Federal Reserve Board debt guidelines, the holding company structure can assist the bank in maintaining its required capital ratios by borrowing money and contributing the proceeds to the bank as primary capital. Additionally, a holding company may engage in certain non-banking activities that the Federal Reserve Board has deemed to be closely related to banking. Although we do not presently intend to engage in other activities, we will be able to do so with a proper notice or filing to the Federal Reserve if we believe that there is a need for these services in our market area and that such activities could be profitable.

         We are organizing the bank as a national bank under the laws of the United States and, subject to regulatory approval, will engage in a commercial and consumer-banking business with deposits insured by the FDIC. The bank may not commence business until the Office of the Comptroller of the Currency issues a charter for the bank and the FDIC grants deposit insurance to the bank.

Status of Organization

         On June 26, 1998 our directors filed, as organizers, an application with the Office of the Comptroller of the Currency for permission to operate a national bank and an application with the Federal Deposit Insurance Corporation for deposit insurance. On March 30, 1999, the Office of the Comptroller of the Currency issued an order preliminarily approving the charter of the bank with conditions, including the receipt of federal deposit insurance and satisfaction of minimum capital requirements. Our preliminary approval from the Office of the Comptroller of the Currency expires on June 30, 2000, and we are not likely to obtain an extension on this date. On April 2, 1999, the Federal Deposit Insurance Corporation approved the bank's application for federal deposit insurance subject to conditions including minimum capital requirements. The Federal Reserve Board approved our application to become a bank holding company through ownership of the bank on August 13, 1999.

Management

         We have retained Brenda M. O'Neil to lead the management teams for both Lehigh Acres Bancshares and Lehigh Acres Bank as their president and chief executive officer. She has over 28 years of experience in the banking industry. Until Ms. O'Neil joined the organizing group to begin preparations to open Lehigh Acres Bank, she most recently served as served as the vice president of consumer banking and regional sales manager for AmSouth Bank in Fort Meyers, Florida.

Service Area

         We expect initially to draw a large percentage of our business from the Lee County area, primarily Lehigh Acres. Lee County has been one of the fastest growing regions in Florida over the last several years. The county's population has grown from 335,113 in 1990 to 405,637 in 1998. By 2005, the population is expected to reach 467,300, an increase of over 15% since 1998. The economy in this area has been strong as well. The primary employment industries in the area are real estate, finance, insurance, and service. The unemployment rate dropped to 3.0% in 1998 and gross retail sales in the county increased 10% from 1997 to 1998 to $6.2 billion. During the same period, the annual rate of construction of single family homes increased 10% and that of multi-family units increased almost 50%. While the economy in this area has been strong in recent years, an economic downturn in the area would hurt our business.

Marketing Focus

         Most of the banks in the Lee County area are now local branches of large regional banks. Although size gives the larger banks certain advantages in competing for business from large corporations, including higher lending limits and the ability to offer services in other areas of Florida and of Lee County, we believe that there is a void in the community banking market in the Lehigh Acres and greater Lee County areas and believe that the bank can successfully fill this void. We will not compete with large institutions for the primary banking relationships of large corporations, but we will compete for niches in this business and for the consumer business of their employees. We will also focus on small- to medium-sized businesses and their employees.

         We plan to advertise to emphasize our local ownership, community focus, and ability to provide more personalized service than our competition. We will also have the ability to offer large bank services. Most of the organizers are long-time residents and business people in the target market area and have determined the credit needs of the area through personal experience and communications with their business colleagues. We believe that the proposed community focus of the bank will succeed in this market and that the area will react favorably to the bank's emphasis on service to small businesses, individuals, and professional concerns.

         The bank will be active in providing residential mortgages, acquisition and development financing for subdivisions, and construction, and permanent financing for commercial real estate, particularly owner-occupied property.

         Consumers will enjoy extended bank operating hours, drive-up windows, drive-up ATMs, and a convenient centrally-located main office location where road infrastructure is in place to make access easier. We will emphasize local decision-making with experienced bankers, attention to lower employee turnover, and professional and responsive service. We believe customers will be responsive to a banking environment where they are encouraged with an approach of "what the bank can do for you" versus an approach of "what the bank can't do for you." This highlights the community bank approach we will take in the market place.

Deposits

         We intend to offer a full range of deposit services that are typically available in most banks and savings and loan associations, including checking accounts, commercial accounts, savings accounts, and other time deposits of various types, ranging from daily money market accounts to longer-term certificates of deposit. The transaction accounts and time certificates will be tailored to our principal market area at rates competitive to those offered in the Lee County area. In addition, we intend to offer certain retirement account services, such as Individual Retirement Accounts (IRAs). We intend to solicit these accounts from individuals, businesses, associations, organizations, and governmental authorities.

Lending Activities

         General. We intend to emphasize a range of lending services, including real estate, commercial, and consumer loans to individuals and small- to medium-sized businesses and professional concerns that are located in or conduct a substantial portion of their business in the our market area. We will initially emphasize retail banking, home mortgages, real estate, and consumer lending needs.

         Real Estate Loans. We expect that loans secured by first or second mortgages on real estate will make up a significant portion of the bank's loan portfolio. These loans will generally fall into one of three categories: commercial real estate loans, construction and development loans, or residential real estate loans. Each of these categories is discussed in more detail below, including their specific risks. Home equity loans are not included because they are classified as consumer loans, which are discussed below under a separate heading. Interest rates for all categories may be fixed or adjustable, and will more likely be fixed for shorter-term loans. The bank will generally charge an origination fee for each loan.

         The principal economic risk associated with real estate loans is cash flow capability and creditworthiness of the borrowers. Other risks associated with real estate loans vary with many economic factors, including
employment  levels,   strength  of  the  local  and  national   economies, and
fluctuations in the value of real estate, the primary form of collateral for these types of loans. Deterioration of any of these factors after a loan has been made could negatively affect a borrower's cash flow, creditworthiness, and ability to repay the loan. On first and second mortgage loans we would typically not advance more than 90% of the lesser of the cost or appraised value of the property. In the event we advance more than 80% of the lesser of the cost or appraised value of a property, we will require mortgage insurance. We will require a valid mortgage lien on all real property loans along with a title lien policy which insures the validity and priority of the lien. We will also require borrowers to obtain hazard insurance policies and flood insurance if applicable.

         We will compete for these loans with competitors who are well established in the Lee County area and have greater resources and lending limits. As a result, we may have to charge lower interest rates to attract borrowers.

         We will have the ability to originate real estate loans for sale into the secondary market. We may be able to limit our interest rate and credit risks on these loans by locking the interest rate for each loan with the secondary investor and receiving the investor's underwriting approval prior to originating the loan.

         Commercial Real Estate Loans. Commercial real estate loans will generally have terms of five years or less, although payments may be structured on a longer amortization basis. Risks associated with commercial real estate loans include the general risk of the failure of each commercial borrower, which will be different for each type of business and commercial entity. We will evaluate each business on an individual basis and attempt to determine its business risks and credit profile. We may or may not be successful. We will attempt to reduce credit risk in the commercial real estate portfolio by emphasizing loans on owner-occupied office and retail buildings where the loan-to-value ratio, established by independent appraisals, does not exceed 80%. We will also generally require that the debtor has sufficient cash flow to handle the debt service. We will typically review all of the personal financial statements of the principal owners and require their personal guarantees. One purpose of these reviews is to reveal secondary sources of payment and liquidity to support a loan request.

         Construction and Development Real Estate Loans. We will offer adjustable and fixed rate residential and commercial construction loans to builders and developers and to consumers who wish to build their own home. The term of construction and development loans will generally be limited to one year, although payments may be structured on a longer amortization basis. These loans are generally interim loans and are refinanced as general residential and commercial real estate loans upon completion of the project or paid off on the sale of the property. Construction and development loans generally carry a higher degree of risk than long term financing of existing properties. Repayment depends on the ultimate completion of the project and usually on the sale of the property. Risks include:

       o cost overruns;
       o mismanaged construction;
       o inferior or improper construction techniques;
       o economic changes or downturns during construction;
       o a downturn in the real estate market;
       o rising interest rates which may prevent sale the of the property; and
       o failure to sell completed projects in a timely manner;

We will attempt to reduce risk by obtaining personal guarantees where possible, and by keeping the loan-to-value ratio of the completed project below specified percentages. We may also reduce risk by selling participations in larger loans to other institutions when possible.

         Residential Real Estate Loans. Residential real estate loans will generally have longer terms up to 30 years. We will offer fixed and adjustable rate mortgages. We expect to face very limited credit risk on these loans because most of them will be underwritten and sold in the secondary market without any recourse against the bank.

         Commercial Loans. The bank will make loans for commercial purposes in various types of businesses. Equipment loans will typically be made for a term of five years or less at fixed or variable rates, with the loan fully amortized over the term and secured by the financed equipment and with a loan-to-value ratio of 80% or less. Working capital loans will typically have terms not exceeding one year and will usually be secured by accounts receivable, inventory, or personal guarantees of the principals of the business. For loans secured by accounts receivable or inventory, principal will typically be repaid as the assets securing the loan are converted into cash, and in other cases principal will typically be due at maturity. Asset based lending, leasing, and factoring will be offered through third party vendors who can handle the paper work and servicing and generally assume most of the credit risk. Trade letters of credit, standby letters of credit, and foreign exchange will be handled through a correspondent bank as agent for the bank.

         The principal economic risk associated with each category of anticipated loans, including commercial loans, is the cash flow capability and creditworthiness of the borrowers. The risks associated with commercial loans vary with many economic factors, including the economy in the Lee County area. Deterioration of the economy could impact our borrower's businesses and therefore their cash flow and ability to repay their loans. The well established banks in the Lee County area will make proportionately more loans to medium-to large-sized businesses than we will. Many of the bank's anticipated commercial loans will likely be made to small- to medium-sized businesses which may be less able to withstand competitive, economic, and financial conditions than larger borrowers.

         Consumer Loans. The bank will make a variety of loans to individuals for personal and household purposes, including secured and unsecured installment loans. Installment loans typically will carry balances of less than $50,000 and be amortized over periods up to 60 months. Consumer loans may be offered on a single maturity basis where a specific source of repayment is available. Revolving loan products will typically require monthly payments of interest and a portion of the principal.

          The principal economic risks associated with consumer loans are the creditworthiness and cash flow of the bank's borrowers. The principal competition for consumer loans will be the established banks in the Lee County area. Consumer loans are generally considered to have greater risk than first or second mortgages on real estate.

          We will also offer home equity loans. Our underwriting criteria for and the risks associated with home equity loans and lines of credit will generally be the same as those for first mortgage loans. Home equity lines of credit will typically have terms of 15 years or less, will typically carry balances less than $125,000, and may extend up to 80% of the available equity of each property.

          Loan Approval and Review. The bank's loan approval policies will provide for various levels of officer lending authority. When the amount of aggregate loans to a single borrower exceeds that individual officer's lending authority, the loan request will be considered and approved by an officer with a higher lending limit or the bank's loan committee. The bank will not make any loans to any director or executive officer of the bank unless the loan is approved by the board of directors of the bank and is made on terms not more favorable to such person than would be available to a person not affiliated with the bank. The bank currently intends to adhere to Federal National Mortgage Association and Federal Home Loan Mortgage Corporation guidelines in its mortgage loan review process, but may choose to alter this policy in the future.

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


         Loan and Asset Distribution. We estimate that our initial percentage distribution of our loans and deposits will be as follows:

                   Loans                               Deposits
                   -----                               --------

         Real Estate                    45%       Regular Checking         7%
         Commercial Loans               35%       Interest Checking        9%
         Equity Line and Consumer Loans 20%       Business Checking        7%
                                                  Passbooks               12%
                                                  Money Market            13%
                                                  CD's under $100,000     38%
                                                  CD's over $100,000      10%
                                                  IRA & KEOGH              3%
                                                  Other                    1%

These are estimates only. Our actual deposit and loan distribution will depend on our customers and vary initially and over time. We will maintain an allowance for loan losses, which we will establish through a provision for loan losses charged against income. We will charge loans against this allowance when we believe that the collectibility of the principle is unlikely. The allowance will be an estimated amount that we believe will be adequate to absorb losses inherent in the loan portfolio based on evaluations of its collectibility. We anticipate that initially our loan loss reserve will equal approximately 1% of the average outstanding balance of our loans. Over time, we will base the allowance for loan losses on our evaluation of factors such as changes in the nature and volume of the loan portfolio, overall portfolio quality, specific problem loans and commitments, and current anticipated economic conditions that may affect the borrower's ability to pay. Despite these allocation measures, we will continue to be susceptible to risks caused by concentrations in types of loans. For example, a high percentage of home mortgage loans would be susceptible to a risk of a drop in the value of real estate.

         Lending Limits. The bank's lending activities will be subject to a variety of lending limits imposed by federal law. In general the bank will be subject to a legal limit on loans to a single borrower equal to 15% of the bank's capital and unimpaired surplus. Different limits may apply in certain circumstances based on the type of loan or the nature of the borrower, including the borrower's relationship to the bank. These limits will increase or decrease as the bank's capital increases or decreases. We expect the bank's initial legal limit will be around $690,000 based on the minimum offering. The bank will initially have a self-imposed loan limit of 80% of the legal limit, or approximately $550,000. Unless the bank is able to sell participations in its loans to other financial institutions, the bank will not be able to meet all of the lending needs of loan customers requiring aggregate extensions of credit above these limits.

Other Banking Services

         Other anticipated bank services include cash management services for commercial businesses such as a sweep services and lines of credit. We will offer drive-up window service and ATMs, debit cards, safe deposit boxes, travelers checks, direct deposit of payroll and social security checks, and automatic drafts for various accounts. We plan for the bank to become associated with the Honor and Cirrus ATM networks that may be used by the bank's customers throughout Lee County and other regions. We believe that by being associated with a shared network of ATMs, we will be better able to serve our customers and will be able to attract customers who are accustomed to the convenience of using ATMs, although we do not believe that maintaining this association will be critical to our success. We intend to begin offering these services shortly after opening the bank. We also plan to offer debit card services through a correspondent bank as an agent for the bank. We do not expect the bank to exercise trust powers during its initial years of operation.

Competition

         The banking business is highly competitive. The bank will compete as a financial intermediary with other commercial banks, savings and loan associations, credit unions, finance companies, and money market mutual funds operating in the Lee County area and elsewhere. In June 1999, there were more than 146 banking offices representing 27 financial institutions operating in Lee County holding over $5.6 billion in deposits. In the City of Lehigh Acres, there were 6 financial institutions holding over $268 million in deposits in 1999. Most of these competitors have substantially greater resources and lending limits than the bank will and offer certain services, such as extensive and established branch networks and trust services, that we either do not expect to provide or will not provide initially. Our competitors in the Lehigh Acres area include First Union Bank, Bank of America, SouthTrust Bank, SunTrust Bank, Florida Community Bank, and Colonial Bank. As a result of these competitive factors, the bank may have to pay higher rates of interest to attract deposits. Based on a conservative growth rate of 3%, the deposits in the Lee County area will grow to approximately $6.7 billion by the year 2005. During this same period, deposits in the City of Lehigh Acres are projected to grow to over $320 million. Our plan over the next five years is to reach a 12.3% market share in Lehigh Acres with deposits in excess of $40 million. Of course, there can be no assurances that we will accomplish these objectives.

Employees

         We anticipate that, upon commencement of operations, the bank will have approximately 11 full time employees and no part time employees operating out of the facility in Lehigh Acres. Lehigh Acres Bancshares, as the holding company for the bank, will not have any employees other than its officers.

Legal Proceedings

         Neither Lehigh Acres Bancshares, Lehigh Acres Bank, nor any of their properties are subject to any material legal proceedings.

                           SUPERVISION AND REGULATION

         Lehigh Acres Bancshares and Lehigh Acres Bank are subject to state and federal banking laws and regulations which impose specific requirements or restrictions on and provide for general regulatory oversight with respect to virtually all aspects of operations. These laws and regulations are generally intended to protect depositors, not shareholders. The following is a brief summary of the banking statutes, rules, and regulations that affect Lehigh Acres Bancshares and Lehigh Acres Bank. These regulations are very complex and we refer you to the particular statutory and regulatory provisions for a thorough understanding.

                             Gramm-Leach-Bliley Act

         On November 4, 1999, the U.S. Senate and House of Representatives each passed the Gramm-Leach-Bliley Act, previously known as the Financial Services Modernization Act of 1999. The Act was signed into law by President Clinton on November 12, 1999. Among other things, the Act repeals the restrictions on banks affiliating with securities firms contained in sections 20 and 32 of the Glass-Steagall Act. The Act also permits bank holding companies to engage in a statutorily provided list of financial activities, including insurance and securities underwriting and agency activities, merchant banking, and insurance company portfolio investment activities. The Act also authorizes activities that are "complementary" to financial activities.

         The Act is intended to grant to community banks certain powers as a matter of right that larger institutions have accumulated on an ad hoc basis. Nevertheless, the Act may have the result of increasing the amount of competition that we face from larger institutions and other types of companies. In fact, it is not possible to predict the full effect that the Act will have on us. From time to time other changes are proposed to laws affecting the banking industry, and these changes could have a material effect on our business and prospects. We cannot predict the nature or the extent of the effect on our business and earnings of fiscal or monetary policies, economic controls, or new federal or state legislation.

                     Supervision of Lehigh Acres Bancshares

         Because it will own the outstanding capital stock of the bank, Lehigh Acres Bancshares will be a bank holding company within the meaning of the Federal Bank Holding Company Act of 1956. As a Florida corporation, Lehigh Acres Bancshares is also subject to Chapter 607, Florida Business Corporation Act and the regulations effected by the Florida Department of State. Our activities will also be governed by the Glass-Steagall Act of 1933. We expect that some of the rules and regulations outlined below will be changed by the Gramm-Leach-Bliley Act.

         The Bank Holding Company Act. Under the Bank Holding Company Act, Lehigh Acres Bancshares will be subject to periodic examination by the Federal Reserve and required to file periodic reports of its operations and such additional information as the Federal Reserve may require. Our activities at the bank and holding company levels will be limited to:

       o banking and managing or controlling banks;
       o furnishing services to or performing services for its subsidiaries; and
       o engaging in other activities that the Federal Reserve determines to be so closely related to banking and managing or controlling banks as to be a proper incident to those activities.

         Investments, Control, and Activities. With certain limited exceptions, the Bank Holding Company Act requires every bank holding company to obtain the prior approval of the Federal Reserve before:

       o acquiring substantially all the assets of any bank;
       o acquiring direct or indirect ownership or control of any voting shares of any bank if after such acquisition it would own or control more than 5% of the voting shares of such bank (unless it already owns or controls the majority of such shares); or

       o merging or consolidating with another bank holding company.

         In addition, and subject to certain exceptions, the Bank Holding Company Act and the Change in Bank Control Act, together with regulations under these Acts, require Federal Reserve approval prior to any person or company acquiring "control" of a bank holding company. Control is conclusively presumed to exist if an individual or company acquires 25% or more of any class of voting securities of the bank holding company. Control is rebuttably presumed to exist if a person acquires 10% or more but less than 25% of any class of voting securities and either Lehigh Acres Bancshares has registered securities under
Section 12 of the Securities Exchange Act of 1934 or no other person owns a greater percentage of that class of voting securities immediately after the transaction. We will most likely be required to register under the Securities Exchange Act of 1934 once we have more than 500 shareholders of record. The regulations provide a procedure for challenge of the rebuttable control presumption.

         Under the Bank Holding Company Act, a bank holding company is generally prohibited from engaging in, or acquiring direct or indirect control of more than 5% of the voting shares of any company engaged in nonbanking activities unless the Federal Reserve Board, by order or regulation, has found those activities to be so closely related to banking or managing or controlling banks as to be a proper incident under the Act. Some of the activities that the Federal Reserve Board has determined by regulation to be proper incidents to the business of a bank holding company include the following:

        o making or servicing loans and certain types of leases;
        o engaging in certain insurance and discount brokerage activities;
        o performing certain data processing services;
        o acting in certain circumstances as a fiduciary or investment or financial adviser;
        o owning savings associations; and
        o making investments in certain corporations or projects designed primarily to promote community welfare.

         The Federal Reserve Board imposes certain capital requirements on Lehigh Acres Bancshares under the Bank Holding Company Act, including a minimum leverage ratio and a minimum ratio of "qualifying" capital to risk-weighted assets. These requirements are described below under "- Capital Regulations." Subject to its capital requirements and certain other restrictions, Lehigh Acres Bancshares is able to borrow money to make a capital contribution to the bank, and such loans may be repaid from dividends paid from the bank to Lehigh Acres Bancshares. Our ability to pay dividends will be subject to regulatory restrictions as described below in "The Bank - Dividends." Lehigh Acres Bancshares is also able to raise capital for contribution to the bank by issuing securities without having to receive regulatory approval, subject to compliance with federal and state securities laws.

         Source of Strength; Cross-Guarantee. In accordance with Federal Reserve Board policy, Lehigh Acres Bancshares will be expected to act as a source of financial strength to the bank and to commit resources to support the bank in circumstances in which Lehigh Acres Bancshares might not otherwise do so. Under the Bank Holding Company Act, the Federal Reserve Board may require a bank holding company to terminate any activity or relinquish control of a nonbank subsidiary, other than a nonbank subsidiary of a bank, upon the Federal Reserve Board's determination that such activity or control constitutes a serious risk to the financial soundness or stability of any subsidiary depository institution of the bank holding company. Further, federal bank regulatory authorities have additional discretion to require a bank holding company to divest itself of any bank or nonbank subsidiary if the agency determines that divestiture may aid the depository institution's financial condition.

         Glass-Steagall Act. We will also be restricted by the provisions of the Glass-Steagall Act, which prohibits Lehigh Acres Bancshares from owning subsidiaries that are engaged principally in the issue, flotation, underwriting, public sale, or distribution of securities. Although the recent passage of the Gramm-Leach-Bliley Act of 1999 has specifically repealed certain restrictions on banks, regulators and legislators are currently reviewing and considering the new Act's ultimate impact upon the application of the provisions of the Glass-Steagall Act to the banking industry.

                        Supervision of Lehigh Acres Bank

         The bank will operate as a national banking association incorporated under the laws of the United States and subject to examination by the Office of the Comptroller of the Currency. Deposits in the bank will be insured by the FDIC up to a maximum amount, which is generally $100,000 per depositor subject to aggregation rules.

         The Office of the Comptroller of the Currency and the FDIC will regulate or monitor virtually all areas of the bank's operations, including:

         o security devices and procedures;
         o adequacy of capitalization and loss reserves;
         o loans;
         o investments;
         o borrowings;
         o deposits;
         o mergers;
         o issuances of securities;
         o payment of dividends;
         o interest rates payable on deposits;
         o interest rates or fees chargeable on loans;
         o establishment of branches;
         o corporate reorganizations;
         o maintenance of books and records; and
         o adequacy of staff training to carry on safe lending and deposit gathering practices.

The Office of the Comptroller of the Currency will require the bank to maintain certain capital ratios and imposes limitations on the bank's aggregate investment in real estate, bank premises, and furniture and fixtures and to prepare quarterly reports on the bank's financial condition and to conduct an annual audit of its financial affairs in compliance with its minimum standards and procedures.

         Under the FDIC Improvement Act, all insured institutions must undergo regular on site examinations by their appropriate banking agency. The cost of examinations of insured depository institutions and any affiliates may be assessed by the appropriate agency against each institution or affiliate as it deems necessary or appropriate. Insured institutions are required to submit annual reports to the FDIC, their federal regulatory agency, and state supervisor when applicable. The FDIC Improvement Act directs the FDIC to develop a method for insured depository institutions to provide supplemental disclosure of the estimated fair market value of assets and liabilities, to the extent feasible and practicable, in any balance sheet, financial statement, report of condition or any other report of any insured depository institution. The FDIC Improvement Act also requires the federal banking regulatory agencies to prescribe, by regulation, standards for all insured depository institutions and depository institution holding companies relating, among other things, to the following:

        o internal controls;
        o information systems and audit systems;
        o loan documentation;
        o credit underwriting;
        o interest rate risk exposure; and
        o asset quality.

         National banks and their holding companies which have been chartered or registered or have undergone a change in control within the past two years or which have been deemed by the Office of the Comptroller of the Currency or the Federal Reserve Board to be troubled institutions must give the Office of the

Comptroller of the Currency or the Federal Reserve Board thirty days prior notice of the appointment of any senior executive officer or director. Within the thirty day period, the Office of the Comptroller of the Currency or the Federal Reserve Board, as the case may be, may approve or disapprove any such appointment.

         Deposit Insurance. The FDIC establishes rates for the payment of premiums by federally insured banks and thrifts for deposit insurance. A separate Bank Insurance Fund and Savings Association Insurance Fund are maintained for commercial banks and savings associations with insurance premiums from the industry used to offset losses from insurance payouts when banks and thrifts fail. In 1993, the FDIC adopted a rule which establishes a risk-based deposit insurance premium system for all insured depository institutions. Under this system, until mid-1995 depository institutions paid to Bank Insurance Fund or Savings Association Insurance Fund from $0.23 to $0.31 per $100 of insured deposits depending on its capital levels and risk profile, as determined by its primary federal regulator on a semiannual basis. Once the Bank Insurance Fund reached its legally mandated reserve ratio in mid-1995, the FDIC lowered premiums for well-capitalized banks, eventually to $00 per $100, with a minimum semiannual assessment of $1,000. However, in 1996 Congress enacted the Deposit Insurance Funds Act of 1996, which eliminated even this minimum assessment. It also separated the Financial Corporation (FICO) assessment to service the interest on its bond obligations. The amount assessed on individual institutions, including the bank, by FICO is in addition to the amount paid for deposit insurance according to the risk-related assessment rate schedule. Increases in deposit insurance premiums or changes in risk classification will increase the bank's cost of funds, and there can be no assurance that such cost can be passed on to the bank's customers.

         Transactions With Affiliates and Insiders. The bank will be subject to the provisions of Section 23A of the Federal Reserve Act, which place limits on the amount of loans or extensions of credit to, or investments in, or certain other transactions with, affiliates and on the amount of advances to third parties collateralized by the securities or obligations of affiliates. The aggregate of all covered transactions is limited in amount, as to any one affiliate, to 10% of the bank's capital and surplus and, as to all affiliates combined, to 20% of the bank's capital and surplus. Furthermore, within the foregoing limitations as to amount, each covered transaction must meet specified collateral requirements. Compliance is also required with certain provisions designed to avoid the taking of low quality assets.

         The bank will also be subject to the provisions of Section 23B of the Federal Reserve Act which, among other things, prohibits an institution from engaging in certain transactions with certain affiliates unless the transactions are on terms substantially the same, or at least as favorable to such institution or its subsidiaries, as those prevailing at the time for comparable transactions with nonaffiliated companies. The bank will be subject to certain restrictions on extensions of credit to executive officers, directors, certain principal shareholders, and their related interests. Such extensions of credit
(i) must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with third parties and (ii) must not involve more than the normal risk of repayment or present other unfavorable features.

         Dividends. A national bank may not pay dividends from its capital. All dividends must be paid out of undivided profits then on hand, after deducting expenses, including reserves for losses and bad debts. In addition, a national bank is prohibited from declaring a dividend on its shares of common stock until its surplus equals its stated capital, unless there has been transferred to surplus no less than one-tenth of the bank's net profits of the preceding two consecutive half-year periods (in the case of an annual dividend). The approval of the Office of the Comptroller of the Currency is required if the total of all dividends declared by a national bank in any calendar year exceeds the total of its net profits for that year combined with its retained net profits for the preceding two years, less any required transfers to surplus.

         Branching. National banks are required by the National Bank Act to adhere to branch office banking laws applicable to state banks in the states in which they are located. Under current Florida law, the bank may open branch offices throughout Florida with the prior approval of the Office of the Comptroller of the Currency. In addition, with prior regulatory approval, the bank will be able to acquire existing banking operations in Florida. Furthermore, federal legislation has recently been passed which permits interstate branching. The new law permits out-of-state acquisitions by bank holding companies, interstate branching by banks if allowed by state law, and interstate merging by banks.

         Community Reinvestment Act. The Community Reinvestment Act requires that, in connection with examinations of financial institutions within their respective jurisdictions, the Federal Reserve, the FDIC, or the Office of the Comptroller of the Currency, shall evaluate the record of each financial institution in meeting the credit needs of its local community, including low and moderate income neighborhoods. These factors are also considered in evaluating mergers, acquisitions, and applications to open a branch or facility. Failure to adequately meet these criteria could impose additional requirements and limitations on the bank.

         Other Regulations. Interest and certain other charges collected or contracted for by the bank are subject to state usury laws and certain federal laws concerning interest rates. The bank's loan operations are also subject to certain federal laws applicable to credit transactions, such as:

         o the federal Truth-In-Lending Act, governing disclosures of credit terms to consumer borrowers;
         o the Home Mortgage Disclosure Act of 1975, requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves;
         o the Equal Credit Opportunity Act, prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit;
         o the Fair Credit Reporting Act of 1978, governing the use and provision of information to credit reporting agencies;
         o the Fair Debt Collection Act, governing the manner in which consumer debts may be collected by collection agencies; and
         o the rules and regulations of the various federal agencies charged with the responsibility of implementing such federal laws.

The deposit operations of the bank also are subject to:

         o the Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records; and
         o the Electronic Funds Transfer Act and Regulation E issued by the Federal Reserve Board to implement that act, which governs automatic deposits to and withdrawals from deposit accounts and customers' rights and liabilities arising from the use of automated teller machines and other electronic banking services.

         Capital Regulations. The federal bank regulatory authorities have adopted risk-based capital guidelines for banks and bank holding companies that are designed to make regulatory capital requirements more sensitive to differences in risk profiles among banks and bank holding companies and account for off-balance sheet items. The guidelines are minimums, and the federal regulators have noted that banks and bank holding companies contemplating significant expansion programs should not allow expansion to diminish their capital ratios and should maintain ratios in excess of the minimums. We have not received any notice indicating that either Lehigh Acres Bancshares or Lehigh Acres Bank is subject to higher capital requirements. The current guidelines require all bank holding companies and federally-regulated banks to maintain a minimum risk-based total capital ratio equal to 8%, of which at least 4% must be Tier 1 capital. Tier 1 capital includes common shareholders' equity, qualifying perpetual preferred stock, and minority interests in equity accounts of consolidated subsidiaries, but excludes goodwill and most other intangibles and excludes the allowance for loan and lease losses. Tier 2 capital includes the excess of any preferred stock not included in Tier 1 capital, mandatory convertible securities, hybrid capital instruments, subordinated debt and intermediate term-preferred stock, and general reserves for loan and lease losses up to 1% of risk-weighted assets.

         Under these guidelines, banks' and bank holding companies' assets are given risk-weights of 0%, 20%, 50%, or 100%. In addition, certain off-balance sheet items are given credit conversion factors to convert them to asset equivalent amounts to which an appropriate risk-weight applies. These computations result in the total risk-weighted assets. Most loans are assigned to the 100% risk category, except for first mortgage loans fully secured
by   residential   property  and,  under  certain   circumstances,  residential
construction loans, both of which carry a 50% rating. Most investment securities are assigned to the 20% category, except for municipal or state revenue bonds, which have a 50% rating, and direct obligations of or obligations guaranteed by the United States Treasury or United States Government agencies, which have a 0% rating.

         The federal bank regulatory authorities have also implemented a leverage ratio, which is equal to Tier 1 capital as a percentage of average total assets less intangibles, to be used as a supplement to the risk-based guidelines. The principal objective of the leverage ratio is to place a constraint on the maximum degree to which a bank holding company may leverage its equity capital base. The minimum required leverage ratio for top-rated institutions is 3%, but most institutions are required to maintain an additional cushion of at least 100 to 200 basis points.

         The FDIC Improvement Act established a new capital-based regulatory scheme designed to promote early intervention for troubled banks which requires the FDIC to choose the least expensive resolution of bank failures. The new capital-based regulatory framework contains five categories of compliance with regulatory capital requirements, including "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," and "critically undercapitalized." To quality as a "well capitalized" institution, a bank must have a leverage ratio of no less than 5%, a Tier 1 risk-based ratio of no less than 6%, and a total risk-based capital ratio of no less than 10%, and the bank must not be under any order or directive from the appropriate regulatory agency to meet and maintain a specific capital level.

Initially, we will qualify as "well capitalized."

         Under the FDIC Improvement Act regulations, the applicable agency can treat an institution as if it were in the next lower category if the agency determines (after notice and an opportunity for hearing) that the institution is in an unsafe or unsound condition or is engaging in an unsafe or unsound practice. The degree of regulatory scrutiny of a financial institution increases, and the permissible activities of the institution decreases, as it moves downward through the capital categories. Institutions that fall into one of the three undercapitalized categories may be required to do some or all of the following:

        o submit a capital restoration plan;
        o raise additional capital;
        o restrict their growth, deposit interest rates, and other activities;
        o improve their management;
        o eliminate management fees; or
        o divest themselves of all or a part of their operations.

Bank holding companies controlling financial institutions can be called upon to boost the institutions' capital and to partially guarantee the institutions' performance under their capital restoration plans.

         These capital guidelines can affect us in several ways. If we grow the bank's loan portfolio at a rapid pace, its capital may be depleted too quickly, and a capital infusion from the holding company may be necessary which could impact our ability to pay dividends. Our capital levels will initially be more than adequate; however, rapid growth, poor loan portfolio performance or poor earnings performance or a combination of these factors could change our capital position in a relatively short period of time.

         The FDIC Improvement Act requires the federal banking regulators to revise the risk-based capital standards to provide for explicit consideration of interest-rate risk, concentration of credit risk, and the risks of untraditional activities. We are uncertain what effect these regulations would have.

         Failure to meet these capital requirements would mean that a bank would be required to develop and file a plan with its primary federal banking regulator describing the means and a schedule for achieving the minimum capital requirements. In addition, such a bank would generally not receive regulatory approval of any application that requires the consideration of capital adequacy, such as a branch or merger application, unless the bank could demonstrate a reasonable plan to meet the capital requirement within a reasonable period of time.

         Enforcement Powers. The Financial Institution Reform Recovery and Enforcement Act expanded and increased civil and criminal penalties available for use by the federal regulatory agencies against depository institutions and certain "institution-affiliated parties." Institution-affiliated parties primarily include management, employees, and agents of a financial institution, as well as independent contractors and consultants such as attorneys and accountants and others who participate in the conduct of the financial institution's affairs. These practices can include the failure of an institution to timely file required reports or the filing of false or misleading information or the submission of inaccurate reports. Civil penalties may be as high as $1,000,000 a day for such violations. Criminal penalties for some financial institution crimes have been increased to twenty years. In addition, regulators are provided with greater flexibility to commence enforcement actions against institutions and institution-affiliated parties. Possible enforcement actions include the termination of deposit insurance. Furthermore, banking agencies' power to issue cease-and-desist orders were expanded. Such orders may, among other things, require affirmative action to correct any harm resulting from a violation or practice, including restitution, reimbursement, indemnification or guarantees against loss. A financial institution may also be ordered to restrict its growth, dispose of certain assets, rescind agreements or contracts, or take other actions as determined by the ordering agency to be appropriate.

         Recent Legislative Developments. From time to time, various bills are introduced in the United States Congress with respect to the regulation of financial institutions. Some of these proposals, if adopted, could significantly change the regulation of banks and the financial services industry. We cannot predict whether any of these proposals will be adopted or, if adopted, what effect these would have.

         Effect of Governmental Monetary Policies. Our earnings are affected by domestic economic conditions and the monetary and fiscal policies of the United States government and its agencies. The Federal Reserve Bank's monetary policies have had, and are likely to continue to have, an important impact on the operating results of commercial banks through its power to implement national monetary policy in order, among other things, to curb inflation or combat a recession. The monetary policies of the Federal Reserve Board have major effects upon the levels of bank loans, investments and deposits through its open market operations in United States government securities and through its regulation of the discount rate on borrowings of member banks and the reserve requirements against member bank deposits. It is not possible to predict the nature or impact of future changes in monetary and fiscal policies.

                                   MANAGEMENT

General

         The following table sets forth the number and percentage of outstanding shares of common stock beneficially owned as of the date of this prospectus by the organizers. This table also reflects the anticipated purchases by the organizers in the offering. We issued 12,000 shares to some of our current organizers prior to the offering at a price of $10.00 per share, the same price at which shares are being offered to the public. Information relating to the beneficial ownership of common stock is based upon "beneficial ownership" concepts described in rules of the SEC under Section 13(d) of the Securities Exchange Act of 1934. Under these rules a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to vote or direct the voting of each security, or "investment power," which includes the power to dispose or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any security of which that person has the right to acquire beneficial ownership within 60 days, including, without limitation, shares of common stock subject to currently exercisable options. Under the rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he has no beneficial interest. For instance, beneficial ownership includes spouses, minor children, and other relatives residing in the same household, and trusts, partnerships, corporations or deferred compensation plans which are affiliated with the principal. This table does not reflect warrants that will be granted to our organizers to purchase one share of common stock at $10.00 per share for each share purchased by the organizers in the offering.

                                           Shares Beneficially Owned    Shares Anticipated to be Owned Following
                                            Prior to the Offering                      the Offering
                                           -------------------------    ----------------------------------------
                                                                                      Percentage     Percentage
                                                                                      of Minimum     of Maximum
Name of Beneficial Owner                   Number     Percentage         Number       Offering       Offering
------------------------                   ------     ----------         ------       ----------     ----------
Robert C. Bagans                            1,500        8.33%           10,000         1.67%          1.00%
Calvin Beals                                1,500        8.33%           12,500         2.08%          1.25%
Paul Dinger                                 1,500        8.33%           10,000         1.67%          1.00%
James D. Hull (Chairperson)                 1,500        8.33%           20,000         3.33%          2.00%
Lawrence J. Murphy                          1,500        8.33%           10,000         1.67%          1.00%
Brenda M. O'Neil (CEO)                         --          --            20,000         3.33%          2.00%
Micki J. Regas                              1,500        8.33%           10,000         1.67%          1.00%
Patricia A. Regas                           1,500        8.33%           10,000         1.67%          1.00%
Kenneth C. Wolfe                            1,500        8.33%           12,500         2.08%          1.25%
All Executive  Officers and Directors as   12,000       66.67%          115,000        19.17%         11.50%
a group (9 persons)


Executive Officers and Directors of Lehigh Acres Bancshares

         The following sets forth certain information about executive officers and directors. Lehigh Acres Bancshares' articles of incorporation provide for a classified board of directors, so that, as nearly as possible, one-third of the directors are elected each year to serve three-year terms. The terms of office of the classes of directors expire as follows: Class I at the 2000 annual meeting of shareholders, Class II at the 2001 annual meeting of shareholders, and Class III at the 2002 annual meeting of shareholders. Executive officers serve at the discretion of the board of directors.

                                          Position with
         Name                   Age      Lehigh Acres Bancshares
         ----                   ---      -----------------------

Robert C. Bagans                35       Director
Calvin H. Beals                 65       Director
Paul F. Dinger                  58       Director
James D. Hull                   61       Director, Chairperson of the Board
Lawrence J. Murphy, D.V.M.      47       Director
Brenda M. O'Neil                47       President, Chief Executive Officer, and
                                         Director
Micki J. Regas                  39       Director
Patricia A. Regas               66       Director
Kenneth C. Wolfe                49       Director

         Robert C. Bagans, Class I Director, is the owner of Realty World - C. Bagans First, Bagans Construction, Inc., and Benchmark Mortgage Corp., all operating in Lehigh Acres, Florida. He is a graduate of the Georgia Institute of Technology with a BS in Electrical Engineering. He is a long time resident of Lehigh Acres, moving to the community in 1970. Mr. Bagans serves as President elect for the Lehigh Acres Chamber of Commerce, and is President of the Realty World - Brokers' Council, a member of the National Association of Mortgage Brokers, a member of the National Association of Realtors, and a member of the International Who's Who of Entrepreneurs.

         Calvin Beals, Class II Director, is an Executive Search Consultant for the banking industry. He has been a resident of Lee County for 12 years. Mr. Beals is a past bank president and was a bank board member for over 21 years. He also has been (1966 and 1968) involved as the CEO or COO of two de novo banks in Wisconsin and has total bank employment experience of 30 years. Mr. Beals was a founding board member and school director of the Wisconsin General Banking School and a founding board member and president of the District 1 Technical Foundation. Mr. Beals also served on the Financial Advisory Committee for the University of Wisconsin-Stout Foundation. He has experience as a director of the Menomonie, Wisconsin Industrial Development Corporation and several community and eleemosynary activities. He is currently active on several committees of Gateway Trinity Lutheran Church.

         Paul Dinger, Class I Director, is currently a citrus grower. He was formerly with Chemical Dynamics, Inc. for eight years. Prior to that he was with Chevron Chemical Co. for 22 years. Mr. Dinger has been a resident in the area since 1971. He is a graduate of Florida State University with a BS in Business Management. Mr. Dinger also has an active real estate brokers' license and is a certified general contractor. He is a member of the Eagles Aerie #3938 in Lehigh Acres and the Elks Lodge #1288 in Fort Myers.

         James D. Hull, Class III Director, will be the Chairperson of the Board of the bank and the holding company. He is the owner and president of AIM Engineering & Surveying, Inc. He is a licensed engineer, surveyor, general contractor, real estate broker, and appraiser. Mr. Hull was born and raised in agriculture, still having cattle, but has worked 40 years in the development field, and for the past 18 years has served as the CEO for AIM, a 150 employee engineering firm. He is the past chairman of the CE&I sub-committee for the Florida Institute of Consulting Engineers, and he is a member of FICE, Florida Engineering Society, Florida Society of

Surveyors and Mappers, Appraisal Institute, National Association of Master Appraisers, the Board of Realtors, the American Congress on Surveying and Mapping.

         Lawrence J. Murphy, Class III Director, DVM, is a lifetime resident in Lee County (Fort Myers area since 1955) and received his BS at Florida State University and his doctorate from The University of Florida in 1982. Dr. Murphy is the President of The Animal Medical Center of Lehigh Acres, P.A., a full service small animal veterinary hospital that he and his wife, Beth Murphy, DVM built and opened in 1986. Nationally, Dr. Murphy belongs to the American Veterinary Medical Association and the American Animal Hospital Association. Locally, Dr. Murphy is actively involved with the Lehigh Acres Rotary Club (Past President 1993), the Humane Society of Lee county (current Board member, Past President 1991), and The Southwest Florida Community Foundation (currently on the Grants Advisory Committee).

         Brenda M. O'Neil, Class III Director, will be the President and CEO of the bank and the holding company. She is a seasoned banker with over 28 years experience in lending, operations, strategic planning, and marketing. Ms. O'Neil has held various positions with AmSouth Bank (and its predecessor Parkway Bank) including Senior Vice President, Chief Financial Officer, Investment Portfolio Manager, and Loan Operations Manager. Most recently, she served as Vice President of Consumer Banking and Regional Sales Manager following AmSouth's acquisition of Parkway. Ms. O'Neil was responsible for developing and implementing the bank's sales and service initiatives and played an active role in shifting the focus from a thrift to commercial bank.

         Micki J. Regas, Class III Director, has been President and CEO of Fleetwood Title, a Real Estate Title Insurance company since 1983. He is also President of Fleetwood Travel. Mr. Regas has a Title Insurance license as well as a General Contractor's license. He graduated as a junior in high school at the top of his class and went directly to Ohio State University in Columbus, Ohio. Mr. Regas relocated to Lehigh Acres and started Fleetwood Title. He has become well known in the local community as a member of FAITA (Florida Association of Independent Title Agents), ASTA (American Society of Travel Agents), and AOPA (Airplane Owner and Pilot Association).

         Patricia A. Regas, Class II Director, has been Vice President of Fleetwood Title since 1983. She has a Real Estate Broker's license and a Title Insurance license. Ms. Regas has over 40 years of experience in the real estate industry, and she has taught real estate licensing courses for the State of Ohio for 5 years. Prior to moving to the Lehigh Acres area in 1981, Ms. Regas was the President of James Regas, Inc., a real estate holding company, for 25 years, and she was vice president of All-Ohio Realty, a real estate agency from 1956 until 1981. Ms. Regas has played an active role in several other family businesses including a hotel and a restaurant.

         Kenneth C. Wolfe, Class III Director, is the president and owner of Charles Wolfe & Sons of Florida, Inc., parent company of Data Storage Services, Data Recycling, and Data Mailroom Services. He is also President and owner of KPM Properties, Inc., a homebuilder in Lehigh Acres, Florida. Mr. Wolfe is active in the community where he serves as the Secretary on the Board of the Harry Chapin Food Bank and Director of the Recovery Ministry at McGregor Baptist Church. He has served in various capacities at the Salvation Army and he has coached CSA youth soccer and worked with youth sailing at the Edison Sailing Center. Mr. Wolfe attended Sullivan County College in upstate New York where he received a degree in business administration.

Employment Agreements

         We have entered into an employment agreement with Brenda M. O'Neil for a four-year term, which may be renewed for two consecutive one year periods and pursuant to which Ms. O'Neil will serve as the President, Chief Executive Officer, and director of Lehigh Acres First National Bancshares, Inc. and Lehigh Acres First National Bank. Ms. O'Neil will receive an annual salary of $96,000, plus her yearly medical insurance premium. Ms. O'Neil is eligible for an annual cash performance bonus equal to 5% of the bank's net income, not to exceed 25% of her annual salary, in the event specified bank performance goals are attained. Ms. O'Neil is also eligible to participate in any management incentive program of the bank or any long-term equity incentive program and will be eligible for grants of stock options and other awards under these plans. Upon the closing of the offering, or as soon thereafter as an appropriate stock option plan is adopted by the company, Ms. O'Neil will be granted options to purchase a number of shares of common stock equal to 3% of the number of shares sold in this offering. These options will vest over a three-year period and will have a term of ten years. Additionally, Ms. O'Neil will participate in the bank's retirement, welfare, and other benefit programs and is entitled to a life insurance policy and an accident liability policy, and reimbursement for automobile expenses, club dues, and travel and business expenses. Ms. O'Neil's employment agreement also provides that following termination of her employment and for a period of twelve months thereafter, she may not (a) engage in the business of banking within a thirty mile radius of the bank's offices, (b) solicit major customers of the bank for the purpose of providing financial services, (c) solicit employees of the bank for employment, or (d) disclose the names or addresses of the bank's customers to any other person or entity. This employment agreement will become effective on the date the Office of the Comptroller of the Currency grants permission to open the bank for business.

Director Compensation

         We do not intend to pay directors' fees until the bank is profitable. However, we reserve the right to pay directors' fees.

Stock Option Plan

         After the offering, we expect to adopt a stock option plan which will permit Lehigh Acres Bancshares to grant options to its officers, directors, and employees. We anticipate that we will initially authorize the issuance of a number of shares under the stock option plan equal to 15% of the shares outstanding after the offering. We will not issue stock options at less than the fair market value of the common stock on the date of grant.

Stock Warrants

         In recognition of the financial risk and organizational risk they have undertaken in organizing the bank, for each share of common stock an organizer purchases in the offering, up to a maximum of 20% of the common stock sold in the offering, the organizer will also receive, for no additional consideration, a warrant to purchase one share of common stock for $10.00 per share for each share purchased by that organizer. The warrants, which will be represented by separate warrant agreements, will become exercisable on the later of the date that the bank opens for business and one year from the date of this prospectus and will be exercisable in whole or in part during the ten year period following that date. The warrants and shares issued pursuant to the exercise of such warrants will be transferable, subject to compliance with applicable securities laws. If the Office of the Comptroller of the Currency issues a capital directive or other order requiring the bank to obtain additional capital, the warrants will be forfeited if not immediately exercised.

Exculpation and Indemnification

         The Florida Business Corporation Act authorizes a company to indemnify its directors and officers in certain instances against certain liabilities which they may incur by virtue of their relationship with the company. As permitted by the Florida Business Corporation Act, Lehigh Acres Bancshares's articles of incorporation contain a provision which, subject to certain limited exceptions, limits the liability of a director for any breach of duty as a director. There is no limitation of liability for:

         o a violation of the criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful;

         o a transaction from which the director derived an improper personal benefit;

         o liability imposed under Section 607.0834 (or any successor provision or redesignation thereof)of the Florida Business Corporation Act; or

         o willful misconduct or a conscious disregard for the best interest of the company in a proceeding by the company, or a company shareholder.

In addition, if such act is amended to authorize further elimination or limitation of the liability of director, then the liability of each director shall be eliminated or limited to the fullest extent permitted by such provisions, as so amended, without further action by the shareholders, unless the law requires such action. The provision does not limit the right of the company or its shareholders to seek injunctive or other equitable relief not involving payments in the nature of monetary damages.

         Lehigh Acres Bancshares' bylaws provide that it shall indemnify each of its directors and officers to the fullest extent provided by law, and that indemnity will include advances for expenses and costs incurred during the course of a covered action.

         Our board of directors also has the authority to extend to officers, employees, and agents the same indemnification rights held by directors, subject to all of the accompanying conditions and obligations. The board of directors intends to extend indemnification rights to all of its executive officers.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Interests of Management and Others in Certain Transactions

         We expect to have banking and other transactions in the ordinary course of business with the organizers, directors, and officers and their affiliates, including members of their families or corporations, partnerships, or other organizations in which such organizers, officers, or directors have a controlling interest, on substantially the same terms, including price, or interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated parties. Such transactions are not expected to involve more than the normal risk of collectibility nor present other unfavorable features. Loans to individual directors and officers must also comply with the bank's lending policies and statutory lending limits, and directors with a personal interest in any loan application will be excluded from the consideration of such loan application. We intend for all of our transactions with organizers or other affiliates to be on terms no less favorable than could be obtained from an unaffiliated third party and to be approved by a majority of our disinterested directors.

Consulting and Professional Relationships

         Brenda O'Neil is providing consulting and organizational services to us prior to the opening of the bank. Ms. O'Neil will receive a consultant fee of $6,500 per month until the Office of the Comptroller of the Currency grants permission to open the bank for business. We have entered into an employment agreement with Ms. O'Neil that will commence when the bank receives the authorization from the Office of the Comptroller of the Currency to open for business, please see "Employment Agreements" on page 34.

Management Relationships

         Micki J. Regas is the son of Patricia A. Regas.

                         DESCRIPTION OF CAPITAL STOCK OF
                  LEHIGH ACRES FIRST NATIONAL BANCSHARES, INC.

General

         The authorized capital stock of Lehigh Acres Bancshares consists of 10,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share. The following summary describes the material terms of Lehigh Acres Bancshares' capital stock.

Common Stock

         Holders of shares of the common stock are entitled to receive such dividends as may from time to time be declared by the board of directors out of funds legally available for that purpose. We do not plan to declare any dividends in the immediate future. See "Supervision and Regulation - Dividends" on page 28. Holders of common stock are entitled to one vote per share on all matters on which they are entitled to vote and do not have any cumulative voting rights. Shareholders have no preemptive, conversion, redemption or sinking fund rights. In the event of a liquidation, dissolution or winding-up of the company, holders of common stock are entitled to share equally and ratably in the assets of the company, if any, remaining after the payment of all debts and liabilities of the company and the liquidation preference of any outstanding preferred stock. The outstanding shares of common stock are, and the shares of common stock offered by the company under this document when issued will be, fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to any classes or series of preferred stock that the company may issue in the future.

Preferred Stock

         Our board of directors has the authority under our articles of incorporation, without the approval of or any action by the shareholders, to issue up to 10,000,000 shares of preferred stock. Our board of directors also has the authority to designate the series and any preferences, powers, limitations, and relative rights of each issuance of preferred stock, and these rights may be more favorable than those granted to holders of our common stock. Issuances of preferred stock, while providing us with flexibility in connection with general corporate purposes, could have an adverse effect on the rights of holders of our common stock (for example, the issuance of any preferred stock with voting or conversion rights may adversely affect the voting power of the holders of common stock). The designation of any preferred stock with greater rights, privileges, and preferences than those applicable to the common stock could adversely affect the voting power, market price, and other rights and privileges of the common stock and could hinder or delay actions which the holders of common stock might desire, such as the removal of directors, attempted tender offers, proxy contests or takeovers, or other attempts to change control of the company. We do not have any current plans to issue any shares of preferred stock, and will not issue preferred stock to organizers on terms more favorable than those on which it issues preferred stock to shareholders other than organizers.

Anti-takeover Effects

         The provisions of the articles, the bylaws, and Florida law summarized in the following paragraphs may have anti-takeover effects and may delay, defer, or prevent a tender offer or takeover attempt that a shareholder might consider to be in such shareholder's best interest, including those attempts that might result in a premium over the market price for the shares held by shareholders, and may make removal of management more difficult.

         Authorized but Unissued Stock. The authorized but unissued shares of common stock and preferred stock will be available for future issuance without shareholder approval. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions, and employee benefit plans. The existence of authorized but unissued and unreserved shares of common stock and preferred stock may enable the board of directors to issue shares to persons friendly to current management, which could render more difficult or discourage any attempt to obtain control of Lehigh Acres Bancshares by means of a proxy contest, tender offer, merger or otherwise, and thus protect the continuity of the company's management.

         Number of Directors. The bylaws provide that the number of directors shall be fixed from time to time by resolution by at least a majority of the directors then in office, but may not consist of fewer than 5 nor more than 25 members.

         Classified Board of Directors. The articles and bylaws divide the board of directors into three classes of directors serving staggered three-year terms. As a result, approximately one-third of the board of directors will be elected at each annual meeting of shareholders. The classification of directors, together with the provisions in the articles and bylaws described below that limit the ability of shareholders to remove directors and that permit the remaining directors to fill any vacancies on the board of directors, will have the effect of making it more difficult for shareholders to change the composition of the board of directors. As a result, at least two annual meetings of shareholders may be required for the shareholders to change a majority of the directors, whether or not a change in the board of directors would be beneficial and whether or not a majority of shareholders believe that such a change would be desirable.

         Removal of Directors and Filling Vacancies. The bylaws provide that all vacancies on the board of directors, including those resulting from an increase in the number of directors, may be filled by a majority of the remaining directors, even if they do not constitute a quorum. When one or more directors resign from the board of directors effective at a future date, a majority of directors then in office, including the directors who are to resign, may vote on filling the vacancy.

         Advance Notice Requirements for Shareholder Proposals and Director Nominations. The bylaws establish advance notice procedures with regard to shareholder proposals and the nomination, other than by or at the direction of the board of directors or a committee thereof, of candidates for election as directors. These procedures provide that the notice of shareholder proposals and shareholder nominations for the election of directors at any meeting of shareholders must be in writing and be received by each director not later than twenty-four hours prior to the meeting when delivered personally or by telecopy or at least two days prior to the meeting when delivered by mail. We may reject a shareholder proposal or nomination that is not made in accordance with such procedures.

         Nomination Requirements. Pursuant to the bylaws, we have established certain nomination requirements for an individual to be elected as a director, including that the nominating party provide (i) notice that such party intends to nominate the proposed director; (ii) the name of and certain biographical information on the nominee; and (iii) a statement that the nominee has consented to the nomination. The chairman of any shareholders' meeting may, for good cause shown, waive the operation of these provisions. These provisions could reduce the likelihood that a third party would nominate and elect individuals to serve on the board of directors.

         Control Share Act and Affiliated Transaction/Fair Price Act. Lehigh Acres Bancshares is subject a provision under Florida law which may deter or frustrate unsolicited attempts to acquire certain Florida corporations. These statutes, commonly referred to as the "Control Share Act" and the "Fair Price Act" apply to most public corporations organized in Florida, unless the corporation has specifically elected to opt out of such provisions. Lehigh Acres has elected to opt out of the "Control Share Act." The Fair Price Act generally requires that certain transactions between a public corporation and an affiliate must be approved by the disinterested directors or by two-thirds of the disinterested shareholders, not including those shares beneficially owned by an "interested shareholder." The Control Share Act generally provides that shares of a public corporation acquired in excess of certain specific thresholds will not possess any voting rights unless such voting rights are approved by a majority vote of the corporation's disinterested shareholders. Lehigh Acres Bancshares decision not to opt out of the Fair Price Act could result in it being less attractive to a potential acquirer and/or result in shareholders receiving less for their shares that otherwise might be available in the event of an unsolicited takeover attempt.

Shares Eligible for Future Sale

         Upon completion of this offering, we will have a minimum of 600,000 and a maximum of 1,000,000 shares of common stock outstanding. The shares sold in this offering will be freely tradable, without restriction or registration under the Securities Act of 1933, except for shares purchased by "affiliates" of Lehigh Acres Bancshares, which will be subject to resale restrictions under the Securities Act of 1933. An affiliate of the issuer is defined in Rule 144 under the Securities Act of 1933 as a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the issuer. Rule 405 under the Securities Act of 1933 defines the term "control" to mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of the person whether through the ownership of voting securities, by contract or otherwise. Directors will likely be deemed to be affiliates. These securities held by affiliates may be sold without registration in accordance with the provisions of Rule 144 or another exemption from registration.

         In general, under Rule 144, an affiliate of the company or a person holding restricted shares may sell, within any three-month period, a number of shares no greater than 1% of the then outstanding shares of the common stock or the average weekly trading volume of the common stock during the four calendar weeks preceding the sale, whichever is greater. Rule 144 also requires that the securities must be sold in "brokers' transactions," as defined in the Securities Act of 1933, and the person selling the securities may not solicit orders or make any payment in connection with the offer or sale of securities to any person other than the broker who executes the order to sell the securities. This requirement may make the sale of the common stock by affiliates of Lehigh Acres Bancshares pursuant to Rule 144 difficult if no trading market develops in the common stock. Rule 144 also requires persons holding restricted securities to hold the shares for at least one year prior to sale.

                                  LEGAL MATTERS

         The validity of the common stock offered by this document will be passed upon by Nelson, Mullins, Riley & Scarborough, L.L.P., Atlanta, Georgia. Bradley & Riley, P.C., Cedar Rapids, Iowa will pass upon certain legal matters for the sales agent.


                                     EXPERTS

         Lehigh Acres Bancshares' financial statements dated March 3, 2000 and for the period from April 14, 1998 (inception), until December 31, 1999 have been audited by Francis & Co., CPA, as stated in their report appearing elsewhere herein, and have been so included in reliance on the report of Francis and Company given upon their authority as an expert in accounting and auditing.

                             ADDITIONAL INFORMATION

         We have filed with the SEC a registration statement on Form SB-2 (together with all amendments, exhibits, schedules and supplements, the "Registration Statement"), under the Securities Act of 1933 and the rules and regulations under the Act, for the registration of the common stock offered. This prospectus, which forms a part of the Registration Statement, does not contain all of the information included in the Registration Statement. For further information with respect to Lehigh Acres Bancshares, Lehigh Acres Bank, and the common stock, you should refer to the Registration Statement and the exhibits attached.

         You can examine and obtain copies of the Registration Statement at the Public Reference Section of the SEC, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also maintains a Web site at http://www.sec.gov that contains all of the reports, proxy and information statements and other information regarding registrants that file electronically with the SEC using the EDGAR filing system, including Lehigh Acres Bancshares.

         We have filed or will file various applications with the Office of the Comptroller of the Currency and the FDIC. You should only rely only on information in this prospectus and in our related Registration Statement in making an investment decision. If other available information is inconsistent with information in this prospectus, including information in public files or provided by the Office of the Comptroller of the Currency and the FDIC, such other information is superseded by the information in this prospectus. Projections appearing in the applications to such agencies were based on assumptions that the organizers believed were reasonable at the time, but which may have changed or otherwise be wrong. Lehigh Acres Bancshares and Lehigh Acres Bank specifically disclaim all projections for purposes of this prospectus and caution prospective investors against placing reliance on them for purposes of making an investment decision. Statements contained in this prospectus regarding the contents of any contract or other document referred to are not necessarily complete. If such contract or document is an exhibit to the Registration Statement, you may obtain and read such document or contract for more information.

         As a result of this offering, Lehigh Acres Bancshares will become a reporting company subject to the full informational requirements of the Securities Exchange Act of 1934. We will fulfill our obligations with respect to these requirements by filing periodic reports and other information with the SEC, and we will furnish our shareholders with annual reports containing audited financial statements and with quarterly reports for the first three quarters of each fiscal year containing unaudited summary financial information. Our fiscal year ends on December 31.



                          INDEX TO FINANCIAL STATEMENTS

                                                                                          Page Number
                                                                                          -----------
Independent Auditors' Report..................................................................F-2

Balance Sheet as of December 31, 1999 and December 31, 1998...................................F-3

Statement of Operations from Inception,
  April 14, 1998, to December 31, 1998 and for the year ended December 31, 1999...............F-4

Statement of Cash Flows from Inception,
  April 14, 1998, to December 31, 1998 and for the year ended December 31, 1999...............F-5

Statement of Changes in Stockholders' Equity from

  Inception, April 14, 1998, to December 31, 1998 and for the year ended December 31, 1999....F-6

Notes to Financial Statements.................................................................F-7

                                     FRANCIS
                                   & CO., CPAs

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors
Lehigh Acres First National Bancshares, Inc.
Lehigh Acres, Florida

         We have audited the accompanying balance sheets of Lehigh Acres First National Bancshares, Inc., Lehigh Acres, Florida, (the "Company") a development stage enterprise, as of December 31, 1999 and 1998 and the related statements of operations, changes in stockholders' equity and cash flows for the year ended December 31, 1999 and for the period from April 14, 1998 (date of inception) to December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Lehigh Acres First National Bancshares, Inc. at December 31, 1999 and 1998, and the results of its operations and its cash flows for the year ended December 31, 1999 and for the period from April 14, 1998 (date of inception) to December 31, 1998, in conformity with generally accepted accounting principles.

         The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, there is substantial doubt about the Company's ability to continue as a going concern at December 31, 1999. Management's plans in regard to that matter are also described under Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


/s/ Francis & Co., CPAs
Atlanta, Georgia
March 3, 2000

                  Lehigh Acres First National Bancshares, Inc.
                        (A Development Stage Enterprise)
                                 Balance Sheets
ASSETS
------
                                                                                        December 31,
                                                                             ------------------------------------
                                                                                   1999               1998
                                                                                   ----               ----

Cash                                                                           $       1,045      $      51,476
Furniture & equipment, net                                                             3,746                 --
Deferred registration costs                                                          147,276                 --
Other assets                                                                          15,899              2,911
                                                                             ---------------    ---------------
         Total Assets                                                          $     167,966      $      54,387
                                                                             ===============    ===============

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
Note payable                                                                   $     249,192      $          --
Advances from organizers                                                              30,000            209,000
Interest payable                                                                       2,286                 --
Accounts payable                                                                      43,763                 --
Accrued expenses                                                                      32,604                 --
                                                                             ---------------    ---------------
         Total Liabilities                                                     $     357,845      $     209,000
                                                                             ---------------    ---------------

Commitments and contingencies (Note 3)

Shareholders' Equity (Note 1)
Common stock, $.01 par value, 10,000,000 shares authorized, 18,000 shares and 100 shares issued and outstanding at December 31, 1998,
   respectively                                                                $         180      $           1
Paid-in-capital                                                                      179,820                999
   (Deficit) accumulated during the development stage                               (369,879)          (155,613)
                                                                            ----------------    ---------------
   Total Stockholders' Equity                                                       (189,879)          (154,613)
                                                                             ---------------   ----------------
   Total Liabilities and Stockholders' Equity                                  $     167,966      $      54,387
                                                                             ===============    ===============


                   Refer to notes to the financialsstatements.



                  Lehigh Acres First National Bancshares, Inc.
                        (A Development Stage Enterprise)
                             Statement of Operations

                                                      For the year ended      From Inception, April
                                                         December 31,           14, 1998 through
                                                             1999               December 31, 1998
                                                         ------------          -----------------
Revenues:
   Interest income                                    $         605            $       2,291
         Total revenues                                         605                    2,291
                                                      -------------            -------------
Expenses:
   Organizing consultants                             $      82,500            $      80,000
   Temporary services                                        16,057                       --
   Legal and professional                                    12,623                       --
   Rent expense                                              41,251                       --

   Utilities and telephone                                    6,652                      241
   Organizational expenses                                    2,219                   68,868
   Interest and loan expense                                  5,405                       --
   Supplies expense                                           7,643                       64

   Insurance expense                                          7,577                    4,040
   Advertising and promotional                                1,051                      945
   Travel and entertainment                                   3,849                    2,990
   Miscellaneous other expenses                              28,044                      756
                                                      -------------            -------------
         Total expenses                               $     214,871            $     157,904
                                                      -------------            -------------

Net (loss)                                            $    (214,266)           $    (155,613)
                                                      =============            =============

Basic (loss) per share (Note 2)                       $      (22.52)           $   (1,556.13)
                                                      =============            =============



                   Refer to notes to the financialstatements.

                  Lehigh Acres First National Bancshares, Inc.
                        (A Development Stage Enterprise)
                            Statements of Cash Flows
                                                                                          From Inception, April
                                                               For the year ended           14, 1998 through
                                                               December 31, 1999            December 31, 1998
                                                               ------------------         ---------------------

Cash flows from pre-operating activities of the
development stage:
   Net (loss)                                                      $     (214,266)          $     (155,613)
   Adjustments to reconcile net (loss) to net cash    used
by pre-operating activities of the    development stage:
   Depreciation                                                               746                       --
   (Increase) in other assets                                             (12,988)                  (2,911)
   (Decrease) in payables                                                (100,347)                      --
                                                                   --------------           --------------
Net cash used by pre-operating activities of the development
stage                                                              $     (326,855)          $     (158,524)
                                                                   --------------           --------------
Cash flows from investing activities:

   Purchase of furniture and equipment                             $       (4,492)          $           --
   (Increase) in deferred registration costs                             (147,276)                      --
                                                                   --------------           --------------
Net cash used in investing activities                              $     (151,768)          $
                                                                   --------------           --------------

Cash flows from financing activities:

   Issuance of common stock                                        $      179,000           $        1,000
   Increase in borrowings                                                 249,192                  209,000
                                                                   --------------           --------------
Net cash provided from financing activities                        $      428,192           $      210,000
                                                                   --------------           --------------

Net increase (decrease) in cash                                    $      (50,431)          $       51,476
Cash at beginning of period                                                51,476                       --
                                                                   --------------           --------------
Cash at end of period                                              $        1,045           $       51,476
                                                                   ==============           ==============

Supplemental disclosures of cash flow information: Cash paid for:

         Interest                                                  $        1,551           $           --
                                                                   ==============           ==============
         Income taxes                                              $           --           $           --
                                                                   ==============           ==============


                   Refer to notes to the financial statements.



                  Lehigh Acres First National Bancshares, Inc.
                        (A Development Stage Enterprise)

                  Statement of Changes in Stockholders' Equity
              From Inception (April 14, 1998) to December 31, 1998
                    and for the year ended December 31, 1999

                                                                           (Deficit) Accumulated         Total
                                Common Stock $.01        Additional       during the Development     Stockholders'
                                    par value          Paid-in-Capital             Stage                 Equity
                                -----------------      ---------------    ----------------------     -------------

Issuance of 100 shares of
Common Stock                       $      1            $       999          $           --           $       1,000
Net (loss)                               --                     --                (155,613)               (155,613)
                                   --------            -----------          --------------           -------------

Balance December 31, 1998          $      1            $       999          $     (155,613)          $    (154,613)
                                   --------            -----------          --------------           -------------
Issuance of 17,900 shares of
   Common Stock                         179                178,821                      --                 179,000
Net (loss), 1999                         --                     --                (214,266)               (214,266)
                                   --------            -----------          --------------           -------------
Balance December 31, 1999          $    180            $   179,820          $     (369,879)          $    (189,879)
                                   ========            ===========          ==============           =============






                   Refer to notes to the financial statements.

                  Lehigh Acres First National Bancshares, Inc.
                        (A Development Stage Enterprise)
                          Notes to Financial Statements

                                December 31, 1999

Note 1 - Summary of Organization

         Lehigh Acres First National Bancshares, Inc. (in organization) (hereinafter, the "Company") was incorporated in the State of Florida on May 19, 1999 for the purpose of becoming a bank holding company with respect to a proposed de novo bank, Lehigh Acres First National Bank (the "Bank") to be located in Lehigh Acres, Florida. Prior to the formation of the Company, a group of organizers, on April 14, 1998, formed a separate company, Lehigh One, Inc., to be used as a tool to facilitate in the process of organizing and forming both the Company and the Bank. All assets, liabilities, rights, revenues and expenses acquired, incurred or undertaken by Lehigh One, Inc. from inception (April 14, 1998) have been transferred, by mutual agreement of the Boards of Directors of both Lehigh One, Inc. and the Company, to the Company. Accordingly, all financial transactions undertaken by Lehigh One, Inc. during 1999 and 1998 are reflected in the Company's financial statements as of December 31, 1999 and 1998.

         During 1999, the Company received the following approvals from the following regulators: (i) approval to charter a national bank from the Office of the Comptroller of the Currency (the "OCC"), (ii) approval to insure customers' deposits up to $100,000 per depositor from the Federal Deposit Insurance Corporation (the "FDIC"), and (iii) approval to form a bank holding company from the Federal Reserve Board (the "FRB"). Upon the successful completion of the Company's stock Offering, the Company will acquire 100 percent of the voting stock of the Bank by injecting a minimum of $5.0 million into the Bank's capital accounts.

         The Company is authorized to issue up to 10.0 million shares of its $.01 par value per share common stock ("Common Stock"). Each share is entitled to one vote and shareholders have no preemptive, cumulative voting or conversion rights. The current and former organizers as a group capitalized the Company by acquiring 18,000 shares of the Company's Common Stock for an aggregate amount of $180,000. The organizers intend to purchase additional shares of the Company's Common Stock in the Offering. As of December 31, 1999 and 1998, there were 18,000 shares and 100 shares of the Company's Common Stock issued and outstanding, respectively.

         The Company is also authorized to issue of up to 10.0 million shares of its $.01 par value per share preferred stock. The Company's Board of Directors may, without further action by the shareholders, direct the issuance of preferred stock for any proper corporate purpose with preferences, voting powers, conversion rights, qualifications, special or relative rights and privileges which could adversely affect the voting power or other rights of shareholders of Common Stock. As of December 31, 1999 and 1998, there were no shares of the Company's preferred stock issued or outstanding.

         The Company's Articles of Incorporation and Bylaws contain certain provisions that might be deemed to have potential defensive "anti takeover" effects. These certain provisions include: (i) provisions relating to meetings of shareholders which limit who may call meetings and what matters will be voted upon; (ii) the ability of the Board of Directors to issue additional shares of authorized Common Stock and preferred stock without shareholder approval, thus retaining the ability to dilute any potential acquirer attempting to gain control by purchasing Company stock; (iii) a staggered Board of Directors, limiting the ability to change the members of the Board; and (iv) a provision that individuals affiliated with the Company's competitors may not qualify to serve on its Board.

         During 1999, the Company filed a Registration Statement on Form SB-2 with the Securities and Exchange Commission (the "SEC") offering for sale a minimum of 600,000 and maximum of 1,000,000 shares of its $.01 par value Common Stock (the "Offering"). The sales price for each share of Common Stock was $10.00. The above Offering was declared effective by the SEC on September 14, 1999. Because the Company was unable to sell a meaningful number of shares by December 31, 1999, the Company's Board of Directors undertook certain actions which resulted in changes in both its management team and the Company's Board's constituency. These changes are considered to be significant, requiring the refund of all funds raised in the Offering. Additionally, the Board of Directors intends to file a post-effective amendment to the Registration Statement (the "Amendment") which, in addition to describing the changes in the Offering, will include the Company's financial statements as of and for the

                  Lehigh Acres First National Bancshares, Inc.
                        (A Development Stage Enterprise)
                          Notes to Financial Statements

periods ended December 31, 1999 and 1998. Once the Amendment is declared effective by the SEC, the Company will commence selling activities. If the sale of the minimum (600,000) shares of Common Stock is not accomplished by the expiration date, as extended, all subscriptions will be canceled and all proceeds returned, with interest, to the subscribers. If the sale of the minimum (600,000) shares of Common Stock is accomplished in a timely manner, the Company will capitalize the Bank with at least $5.0 million immediately prior to commencement of banking operations.

         Certain organizers of the Company will receive up to one warrant, at no additional cost, for each share of Common Stock purchased by that person in the Offering. Each warrant entitles its holder to purchase one share of the Company's Common Stock for $10.00 for a period of ten years from the later of
(i) the date the Bank opens for business or (ii) one year after the date of its Offering prospectus. The warrants will vest immediately on the above date, as applicable, and may be exercised either in whole or in part. All warrants are subject to approval by the banking regulatory agencies, and all warrants, in the aggregate, shall not exceed 20% of the number of shares outstanding upon completion of the Offering.

         The Company is a development stage enterprise as defined by the Financial Accounting Standards Board Statement No. 7, "Accounting and Reporting by Development Stage Enterprises," as it devotes substantially all its efforts to establishing a new business, its planned principal operations have not commenced and there has been no significant revenue from the planned principal operations.

Note 2 - Going Concern

         For the year ended December 31, 1999, net losses amounted to $214,266, causing the Company's equity accounts to decline to a deficit position. In addition, as of December 31, 1999, the Company had a working capital deficiency of approximately $108,000. Because of the above reasons, coupled with the fact the Company is not yet operational (and thus, may not earn a profit), there exists substantial doubt about the Company's ability to continue as a going concern.

         To mitigate the negative equity position and the working capital deficiency, management intends to raise a minimum of $6.0 million through the sale of the Company's common stock. Management will utilize a minimum of $5.0 million of the funds raised in the Amended Offering to capitalize the Bank.

Note 3 - Summary of Significant Accounting Policies

         Basis of Accounting. The accounting and reporting policies of the Company conform to generally accepted accounting principles and to general practices in the banking industry. The Company uses the accrual basis of accounting by recognizing revenues when they are earned and expenses in the period incurred, without regard to the time of receipt or payment of cash. The Company has adopted a fiscal year that ends on December 31, effective for the period ended December 31, 1998.

         Organizational Expenses. Organizational costs are costs that have been incurred in the expectation that they will generate future revenues or otherwise benefit periods after the Company reaches the operating stage. Organizational costs generally include incorporation, legal and accounting fees incurred in connection with establishing the Company. In accordance with recent accounting pronouncements, all organizational expenses have been expensed when incurred.

         Deferred Registration Costs. Deferred registration costs are deferred and incremental costs incurred by the Company in connection with the sale and issuance of its own Common Stock. Deferred registration costs do not include any allocation of salaries, overhead or similar costs. The Company estimates that it will incur and pay commissions associated with the sale of stock in the Offering of approximately $200,000 on the minimum 600,000 shares and $240,000 on the maximum 1,000,000 shares. In addition to the selling commissions described above, the

                  Lehigh Acres First National Bancshares, Inc.
                        (A Development Stage Enterprise)
                          Notes to Financial Statements

Company expects its other deferred registration costs to approximate $190,000. In a successful offering, deferred registration costs are deducted from the Company's paid-in-capital account. Registration costs associated with an unsuccessful offering are charged to operations in the period during which the offering is deemed unsuccessful.

         Income Taxes. The Company will be subject to taxation whenever taxable income is generated. As of December 31, 1999 and 1998, no income taxes had been accrued since no taxable income had been generated.

         Basic (Loss) Per Share. For the year ended December 31, 1999 and for the period from Inception (April 14, 1998) through December 31, 1998, basic loss per share amounted to $(22.52) and $(1,556.13), respectively. The loss per share was calculated using 9,516 (1999) and 100 (1998) shares as the average number of shares outstanding during the respective periods.

         Statement of Cash Flows. The statement of cash flows was prepared using the indirect method. Under this method, net loss was reconciled to net cash flows from pre-operating activities by adjusting for the effects of current assets and short term liabilities.

Note 4 - Commitments and Contingencies

         On June 10, 1999, the Company obtained a one-year, $250,000 line of credit ("LOC") at a floating rate of interest of prime less one percent. The LOC was obtained in order to fund pre-operating activities. As a condition to funding the above line of credit, the lender required the personal guaranty of certain organizers. As of December 31, 1999, $249,192 had been drawn against the LOC.

         In connection with the Company's formation and the organization of its subsidiary Bank, the Company has entered into three separate agreements with a bank consulting firm, a law firm and an accounting firm to assist it in: (i) preparing and filing all organizational and incorporation papers; (ii) preparing and filing applications with the bank regulatory authorities concerning the formation of a bank holding company and the organization of a Federally chartered bank; (iii) preparing a Registration Statement on Form SB-2, including the financial audit and filing same with the Securities and Exchange Commission; and (iv) drafting of employment agreements, stock option plans and other matters relating to compensation. The aggregate cost of the above services is estimated to approximate $160,000 and may vary depending upon the degree of complexity and time spent on the above projects. As of December 31, 1999, the Company incurred approximately $126,000 in costs relating to the above services.

         The bank consulting firm mentioned above is 100% owned by a certain organizer of the Company, who, as of the date of this report, resigned. The agreement with the bank consulting firm estimates the cost of its services to approximate $35,000 plus out of pocket expenses. In addition, this organizer will receive options to purchase 3,000 shares of the Company's Common Stock. Each option will entitle the organizer to purchase one share of the Company's Common Stock for $10.00 per share. The options will be exercisable for a period of ten years from the date the Bank opens for business. In the event that (i) the minimum offering (600,000 shares) is not met, or (ii) the options are not awarded for any reason within six months after the Bank opens for business, the Company will compensate this organizer the amount of $4,200. From inception (April 14, 1998) through December 31, 1999, the bank consulting firm was paid $37,551 for services rendered and expenses incurred.

         The Company entered into two lease agreements with two unrelated parties. Both agreements cover the same facility from which the proposed Bank will operate. The first agreement obligates the Company to pay $6,486 for each of the initial eleven months beginning July 1, 1999 and $7,252 per month thereafter until May 31, 2005. The second agreement obligates the Company to pay $7,977 per month for five years beginning June 1, 2005 and $8,775 per month for five years beginning June 1, 2010. The second agreement also contains two additional five year options to renew. The first option, if exercised, obligates the Company to pay $9,652 per month beginning June 1, 2015. The second option, if exercised, obligates the Company to pay $10,618 per month beginning June 1, 2020. In addition to the monthly lease payments, the Company is obligated to pay sales tax, repairs and maintenance, insurance and property tax.

                  Lehigh Acres First National Bancshares, Inc.
                        (A Development Stage Enterprise)
                          Notes to Financial Statements


         The second lease agreement, which begins June 1, 2005, also required the Company to pay the sum of $15,000 on or before October 31, 1999 as a prepayment of rent. As of December 31, 1999, this obligation was outstanding.

         Please refer to Note 1 concerning warrants to be issued to certain organizers.

Note 5 - Related Party Transactions

         A group of fourteen individuals advanced $209,000 to the Company in order to fund the Company's pre-operating expenses. These funds were advanced interest-free. No imputed interest was charged to operations in the Company's financial statements as of and for the periods ended December 31, 1999 and 1998. Of the above advance of $209,000, on June 22, 1999, $179,000 was converted into 17,900 shares of the Company's Common Stock.

         Please refer to Note 1 regarding all assets, liabilities, rights, revenues and expenses acquired, incurred or undertaken by Lehigh One, Inc., all of which have been assumed and transferred to the Company.

         Please refer to Note 1 for a discussion concerning the organizers' warrants.

         Please refer to Note 4 for a discussion concerning an agreement with a bank consulting firm owned 100% by a former organizer of the Company

                  LEHIGH ACRES FIRST NATIONAL BANCSHARES, INC.

                     STOCK ORDER FORM/SUBSCRIPTION AGREEMENT

TO:      Brenda O'Neil

         Lehigh Acres First National Bancshares
         1300 Homestead Road N.
         Lehigh Acres, Florida 33936

Ladies and Gentlemen:

         You have informed me that Lehigh Acres First National Bancshares, Inc., a Florida corporation, is offering up to 1,000,000 shares of its common stock, at a price of $10.00 per share payable as provided herein and as described in and offered pursuant to the prospectus furnished with this Subscription Agreement to the undersigned.

         1. Subscription. Subject to the terms and conditions included, the undersigned tenders this subscription, together with payment in United States currency by check, bank draft, or money order payable to "The Bankers Bank as escrow agent for Lehigh Acres First National Bancshares, Inc." the amount indicated below, representing the payment of $10.00 per share for the number of shares of common stock indicated below. The total subscription price must be paid at the time the Subscription Agreement is executed.

         2. Acceptance of Subscription. It is understood and agreed that Lehigh Acres First National Bancshares, Inc. shall have the right to accept or reject this subscription in whole or in part, for any reason whatsoever. Lehigh Acres First National Bancshares, Inc. may reduce the number of shares for which the undersigned has subscribed, indicating acceptance of less than all of the shares subscribed on its written form of acceptance.

         3. Acknowledgments. The undersigned acknowledges that he or she has received a copy of the prospectus. This Subscription Agreement creates a legally binding obligation and the undersigned agrees to be bound by the terms of this Agreement.

         4. Revocation. The undersigned agrees that once this Subscription Agreement is tendered to Lehigh Acres First National Bancshares, Inc., it may not be withdrawn and that this Agreement shall survive the death or disability of the undersigned.

By executing this agreement, the subscriber is not waiving any rights he or she may have under federal securities laws, including the Securities Act of 1933 and the Securities Exchange Act of 1934.

The shares of common stock offered here are not savings accounts or savings deposits accounts and are not insured by the federal deposit insurance corporation or any other governmental agency.

         Please indicate in the space provided below the exact name or names and address in which the stock certificate representing shares subscribed for hereunder should be registered.


----------------------------------------------               --------------------------------------------------------
Number of Shares Subscribed                                  Name or Names of Subscribers (Please Print)
for (at least 100 shares and no more than
5% of the minimum offering)

$---------------------------------------------               --------------------------------------------------------
Total Subscription Price at                                  Please indicate form of ownership desired (individual,
$10.00 per share (funds must be enclosed)                    joint tenants with right of survivorship, tenants in
                                                             common, trust corporation, partnership, custodian, etc.)


Date:                                                                                                     (L.S.)
       -------------------------------------                  ------------------------------------------------------
                                                              Signature of Subscriber(s)



                                                                                                          (L.S.)
--------------------------------------------                  ------------------------------------------------------
Social Security Number or Federal                             Signature of Subscriber(s)
Taxpayer Identification Number

Street (Residence) Address:

         -----------------------------------

         -----------------------------------

         -----------------------------------
         City, State and Zip Code

         When signing as attorney, trustee, administrator, or guardian, please give your full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. In the case of joint tenants or tenants in common, each owner must sign.

TO BE COMPLETED BY LEHIGH ACRES FIRST NATIONAL BANCSHARES, INC.:

         Accepted as of  _____________  , _______, as to _________    shares.



                                LEHIGH ACRES FIRST NATIONAL BANCSHARES, INC.



                                ______________________________________________
                                By:
                                Title:

                      FEDERAL INCOME TAX BACKUP WITHHOLDING

         In order to prevent the application of federal income tax backup withholding, each subscriber must provide the escrow agent with a correct Taxpayer Identification Number ("TIN"). An individual's social security number is his or her TIN. The TIN should be provided in the space provided in the Substitute Form W-9 below.

         Under federal income tax law, any person who is required to furnish his or her correct TIN to another person, and who fails to comply with such requirements, may be subject to a $50 penalty imposed by the IRS.

         Backup withholding is not an additional tax. Rather, the tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund may be obtained from the IRS. Certain taxpayers, including all corporations, are not subject to these backup withholding and reporting requirements.

         If the shareholder has not been issued a TIN and has applied for a TIN or intends to apply for a TIN in the near future, "Applied For" should be written in the space provided for the TIN on the Substitute Form W-9.

                               SUBSTITUTE FORM W-9

         Under penalties of perjury, I certify that: (i) The number shown on this form is my correct Taxpayer Identification Number (or I am waiting for a Taxpayer Identification Number to be issued to me), and (ii) I am not subject to backup withholding because: (a) I am exempt from backup withholding; or (b) I have not been notified by the Internal Revenue Service ("IRS") that I am subject to backup withholding as a result of a failure to report all interest or dividends; or (c) the IRS has notified me that I am no longer subject to backup withholding.

         You must cross out item (ii) above if you have been notified by the IRS that you are subject to backup withholding because of underreporting interest or dividends on your tax return. However, if after being notified by the IRS that you were subject to backup withholding you received another notification from the IRS that you are not longer subject to backup withholding, do not cross out item (ii).

         Each subscriber should complete this section.

----------------------------------     -----------------------------------
Signature of Subscriber                Signature of Subscriber


----------------------------------     -----------------------------------
Printed Name                           Printed Name


----------------------------------     -----------------------------------
Social Security or Employer            Social Security or Employer
Identification No.                     Identification No.

==========================================================================




TABLE OF CONTENTS                                    1,000,000 Shares
                                                        Common Stock


                                 Page

Summary.............................3              LEHIGH ACRES FIRST
Risk Factors........................6            NATIONAL BANCSHARES, INC
The Offering.......................10         A Proposed Holding Company For
Use of Proceeds....................13
Capitalization.....................16        LEHIGH ACRES FIRST NATIONAL BANK
Dividend Policy ...................16
Plan of Operation..................17
Proposed Business..................19
Supervision and Regulation.........25
Management.........................32
Certain Relationships and
   Related Transactions............36
Description of Capital Stock.......37
Legal Matters......................39
Experts............................39
Additional Information.............40
Index to Financial Statements.....F-1                   PROSPECTUS
Subscription Agreement............A-1

              ------------------

You should rely only on the
information contained in this document.
We have not authorized anyone to give
any information that is different. This
prospectus is not an offer to sell these
securities and is not soliciting an
offer to buy these securities in any
state where the offer or sale is not
permitted. The information in this
prospectus is complete and accurate as      [INSERT SALES AGENT LOGO]
of the date on the cover, but the
information may change in the future.


Until ____________________, all                 ____________, 2000
dealers that effect transactions in
these securities, whether or not
participating in this offering, may be
required to deliver a prospectus.

================================================================================

                                     PART II

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Item 24.  Indemnification of Directors and Officers

         Lehigh Acres First National Bancshares, Inc.'s articles of incorporation contain a provision which, subject to certain limited exceptions, limits the liability of a director to Lehigh Acres First National Bancshares, Inc. or its shareholders for any breach of duty as a director. There is no limitation of liability for: a violation of the criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful; a transaction from which the director derived an improper personal benefit; liability imposed under
Section 607.0834 (or any successor provision or redesignation thereof) of the Florida Business Corporation Act (the "Corporation Act"); or willful misconduct or a conscious disregard for the best interests of the Corporation in a proceeding by or in the right of the Corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder. In addition, if at any time the Corporation Act shall have been amended to authorize further elimination or limitation of the liability of director, then the liability of each director of Lehigh Acres First National Bancshares, Inc. shall be eliminated or limited to the fullest extent permitted by such provisions, as so amended, without further action by the shareholders, unless the provisions of the Corporation Act require such action. The provision does not limit the right of Lehigh Acres First National Bancshares, Inc. or its shareholders to seek injunctive or other equitable relief not involving payments in the nature of monetary damages.

         Lehigh Acres First National Bancshares, Inc.'s bylaws contain certain provisions which provide indemnification to directors that is broader than the protection expressly mandated in Sections 607.0850 of the Corporation Act. To the extent that a director or officer has been successful, on the merits or otherwise, in the defense of any action or proceeding brought by reason of the fact that such person was a director or officer, Sections 607.0850 of the Corporation Act would require Lehigh Acres First National Bancshares, Inc. to indemnify such persons against expenses (including attorney's fees) actually and reasonably incurred in connection therewith. The Corporation Act expressly allows Lehigh Acres First National Bancshares, Inc. to provide for greater indemnification rights to its officers and directors, subject to shareholder approval.

         Insofar as indemnification for liabilities arising under the Corporation Act may be permitted to directors, officers, and controlling persons to the articles of incorporation or bylaws, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Corporation Act and is, therefore, unenforceable.

         The board of directors also has the authority to extend to officers, employees and agents the same indemnification rights held by directors, subject to all of the accompanying conditions and obligations. The board of directors has extended or intends to extend indemnification rights to all of its executive officers.

         We have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent against any liability asserted against him or incurred by him in any such capacity, whether or not we would have the power to indemnify him against such liability under the bylaws.

Item 25.  Other Expenses of Issuance and Distribution.

         Estimated expenses (other than underwriting commissions) of the sale of the shares of common stock are as follows:

                  Registration Fee                             $      2,780
                  Printing and Engraving                       $     27,000
                  Legal Fees and Expenses                      $     75,000
                  Accounting Fees                              $      8,000
                  Blue Sky Fees and Expenses                   $     10,000
                  Marketing Expense                            $     42,000
                  Miscellaneous Disbursements                  $     25,220
                                                               ------------

                  TOTAL                                        $    190,000

Item 26.  Recent Sales of Unregistered Securities.

         On June 22, 1999, Lehigh Acres First National Bancshares, Inc. had issued a total of 18,000 shares of its common stock to some of its current and former organizers. The price per share was $10.00 for a total purchase price $180,000. No additional common stock has been issued by Lehigh Acres First National Bancshares, Inc. There were no underwriting discounts or commissions paid with respect to these transactions. All sales were exempt under Section 4(2) of the Securities Act of 1933. The twelve recipients of securities in these transactions represented their intention to acquire the securities for investment purposes only and not with a view to or for the sale in connection with any distribution of those securities, and we affixed appropriate legends to the share certificates issued in those transactions. All recipients of these securities had adequate access, through their relationship with us or otherwise, to information about us.

Item 27.  Exhibits.
-------   --------

3.1.     *Articles of Incorporation

3.2.     *Bylaws

3.3. *Assignment and Assumption Agreement dated June 21, 1999 between Lehigh Acres First National Bancshares, Inc. and
         Lehigh One Incorporated.

4.1. *See Exhibits 3.1 and 3.2 for provisions in Lehigh Acres First National Bancshares, Inc.'s Articles of Incorporation and Bylaws defining the rights of holders of the common stock

4.2.     *Form of certificate of common stock

5.1.     *Opinion Regarding Legality

10.1. *Employment Agreement dated October 9, 1998 between Lehigh Acres First National Bancshares, Inc. and Lloyd J. Weber.

10.2. *Consulting Agreement dated January 16, 1999 between Lehigh One Incorporated and Lloyd J. Weber.

10.3. *Consulting Agreement dated April 15, 1998 between Lehigh One Incorporated and Lloyd J. Weber.

10.4. *Real Property Lease dated June 15, 1999 between Lehigh Acres First National Bank , as tenant, and John E. Morgan and Leona P. Morgan, husband and wife, as to an undivided one-half interest, and Elizabeth
         E. Culbreth, a single person, as to an undivided one-quarter interest, and Hazel M. Frantz, a single person, as to an undivided one quarter interest, all as landlord.

10.5. *Assignment and Assumption Agreement effectively dated July 1, 1999 between Lehigh Acres First National Bank, as assignee, and SouthTrust Bank, N.A., f/k/a First Federal Savings & Loan Association of DeSoto County, as assignor.

10.6. *Lease effectively dated June 1, 1980 between First Federal Savings & Loan Association of Desoto County, as tenant, and Lehigh Corporation, as landlord.

10.7. *Amended Form of Sales Agency Agreement between Lehigh Acres First National Bancshares, Inc. and Berthel Fisher & Company Financial Services, Inc.

10.8. *Escrow Agreement dated June 15, 1999 between Lehigh Acres First National Bancshares, Inc. and Independent Bankers' Bank of Florida.

10.9. *Form of Data Processing Services Agreement, between Lehigh Acres First National Bancshares, Inc. and Marshall & Ilsley Corporation.

10.10. *Consulting Agreement dated March 18, 1998 between the Organizers and Directors of the Company and Bank Resources, Inc.

10.11. *Legal Services Agreement dated June 26, 1998 between Lehigh Acres First National Bancshares and Kenneth K. Thompson.

10.12.   *Form of Stock Warrant Agreement

10.13. *Form of Subscription Agreement dated June 22, 1999 between Lehigh Acres First National Bancshares, Inc. and twelve of the original organizers.

10.14. *Line of Credit between Lehigh Acres First National Bancshares and the Independent Bankers' Bank Of Florida dated June 10, 1999.

10.15.   *Form of Escrow Agreement between Lehigh Acres First
         National Bancshares, Inc. and The Bankers Bank of Georgia.

10.16. *Employment Agreement dated March 3, 2000 between Lehigh Acres First National Bancshares, Inc., Lehigh Acres First National Bank, and Brenda M. O'Neil.

10.17. *Consulting Agreement dated December 15, 1999 between Lehigh Acres First National Bancshares, Inc. and Brenda M. O'Neil.

10.18. *First Amendment to Sales Agency Agreement between Lehigh Acres First National Bancshares, Inc. and Bethel Fisher Financial Services, Inc.

23.1.    Consent of Independent Public Accountants

23.2. *Consent of Nelson Mullins Riley & Scarborough, L.L.P. (appears in its opinion filed as Exhibit 5.1)

24.1. *Power of Attorney filed as part of the signature page to the Registration Statement

27.1.    Financial Data Schedule (for electronic filing purposes)

* Previously filed with initial Registration Statement or Post Effective Amendment No. 1

Item 28.          Undertakings.

         The undersigned Company will:

         (a)(1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

         (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and

         (iii) Include any additional or changed material information on the plan of distribution.

         (2) For determining liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

         (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of Lehigh Acres First National Bancshares, Inc. pursuant to the provisions described in Item 24 above, or otherwise, Lehigh Acres First National Bancshares, Inc. has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

         If a claim for indemnification against such liabilities (other than the payment by Lehigh Acres First National Bancshares, Inc. of expenses incurred or paid by a director, officer or controlling person of Lehigh Acres First National Bancshares, Inc. in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, Lehigh Acres First National Bancshares, Inc. will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lehigh Acres, State of Florida, on March 22, 2000.

                                    LEHIGH ACRES FIRST NATIONAL BANCSHARES, INC.

                                    By:   /s/ Brenda M. O'Neil
                                       -------------------------------
                                              Brenda M. O'Neil

                                             Chief Executive Officer

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Brenda M. O'Neil and each of them his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following in the capacities and on the dates indicated.

Signature                              Title                            Date
----------                             -----                            ----

--------------------------------
Robert C. Bagans                       Director

*
--------------------------------
Calvin H. Beals                        Director                         03/22/00

*
--------------------------------
Paul F. Dinger                         Director                         03/22/00

*
--------------------------------
James D. Hull                          Director                         03/22/00

*
--------------------------------
Lawrence J. Murphy, D.V.M.             Director                         03/22/00

 /s/ Brenda M. O'Neil
--------------------------------
Brenda M. O'Neil                      Director, Chief Executive        03/22/00
                                      Officer and President
                                      (principal executive officer)
                                      (principal accounting officer)

*
--------------------------------
Micki J. Regas                        Director                         03/22/00


--------------------------------
Patricia A. Regas                     Director

*
--------------------------------
Kenneth C. Wolfe                      Director                         03/22/00


* By /s/ Brenda M. O'Neil
     ---------------------------
     Brenda M. O'Neil
     Attorney-in-fact

                                  EXHIBIT INDEX

Exhibit           Description
-------           -----------

3.1.     *Articles of Incorporation

3.2.     *Bylaws

3.3. *Assignment and Assumption Agreement dated June 21, 1999 between Lehigh Acres First National Bancshares, Inc. and Lehigh One Incorporated.

4.1. *See Exhibits 3.1 and 3.2 for provisions in Lehigh Acres First National Bancshares, Inc.'s Articles of Incorporation and Bylaws defining the rights of holders of the common stock

4.2.     *Form of certificate of common stock

5.1.     *Opinion Regarding Legality

10.1. *Employment Agreement dated October 9, 1998 between Lehigh Acres First National Bancshares, Inc. and Lloyd J. Weber.

10.2. *Consulting Agreement dated January 16, 1999 between Lehigh One Incorporated and Lloyd J. Weber.

10.3. *Consulting Agreement dated April 15, 1998 between Lehigh One Incorporated and Lloyd J. Weber.

10.4. *Real Property Lease dated June 15, 1999 between Lehigh Acres First National Bank , as tenant, and John E. Morgan and Leona P. Morgan, husband and wife, as to an undivided one-half interest, and Elizabeth
         E. Culbreth, a single person, as to an undivided one-quarter interest, and Hazel M. Frantz, a single person, as to an undivided one quarter interest, all as landlord.

10.5. *Assignment and Assumption Agreement effectively dated July 1, 1999 between Lehigh Acres First National Bank, as assignee, and SouthTrust Bank, N.A., f/k/a First Federal Savings & Loan Association of DeSoto County, as assignor.

10.6. *Lease effectively dated June 1, 1980 between First Federal Savings & Loan Association of Desoto County, as tenant, and Lehigh Corporation, as landlord.

10.7. *Amended Form of Sales Agency Agreement between Lehigh Acres First National Bancshares, Inc. and Berthel Fisher & Company Financial Services, Inc.

10.8. *Escrow Agreement dated June 15, 1999 between Lehigh Acres First National Bancshares, Inc. and Independent Bankers' Bank of Florida.

10.9. *Form of Data Processing Services Agreement, between Lehigh Acres First National Bancshares, Inc. and Marshall & Ilsley Corporation.

10.10. *Consulting Agreement dated March 18, 1998 between the Organizers and Directors of the Company and Bank Resources, Inc.

10.11. *Legal Services Agreement dated June 26, 1998 between Lehigh Acres First National Bancshares and Kenneth K. Thompson.

10.12.   *Form of Stock Warrant Agreement

10.13. *Form of Subscription Agreement dated June 22, 1999 between Lehigh Acres First National Bancshares, Inc. and twelve of the original organizers.

10.14 *Line of Credit between Lehigh Acres First National Bancshares and the Independent Bankers' Bank Of Florida dated June 10, 1999.

10.15    *Form of Escrow Agreement between Lehigh Acres First
         National Bancshares, Inc. and The Bankers Bank of Georgia.

10.16 *Employment Agreement dated March 3, 2000 between Lehigh Acres First National Bancshares, Inc., Lehigh Acres First National Bank, and Brenda M. O'Neil.

10.17 *Consulting Agreement dated December 15, 1999 between Lehigh Acres First National Bancshares, Inc. and Brenda M. O'Neil.

10.18 *First Amendment to Sales Agency Agreement between Lehigh Acres First National Bancshares, Inc. and Bethel Fisher Financial Services, Inc.

23.1.    Consent of Independent Public Accountants

23.2. *Consent of Nelson Mullins Riley & Scarborough, L.L.P. (appears in its opinion filed as Exhibit 5.1)

24.1. *Power of Attorney filed as part of the signature page to the Registration Statement

27.1     Financial Data Schedule (for electronic filing purposes)

* Previously filed with initial Registration Statement or Post Efeective Amendment No. 1